Exhibit 10.10

_______________________________________________________________

LOAN AGREEMENT

Dated as of November 22, 2022

Between

BSR MIDTOWN CURRENT LLC,
as Borrower

And

AMERICAN GENERAL LIFE INSURANCE COMPANY and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY,
collectively, as Lender

_________________________________________________________________

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Table of Contents

Page

1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
1.1 Specific Definitions	1
1.2 Index of Other Definitions	23
1.3 Principles of Construction	26
2. GENERAL LOAN TERMS	26
2.1 The Loan	26
2.2 Interest; Monthly Payments	26
2.2.1 Generally	27
2.2.2 Default Rate	27
2.2.3 Taxes	27
2.3 Loan Repayment	27
2.3.1 Repayment	27
2.3.2 Mandatory Prepayments	28
2.3.3 Voluntary Prepayments	28
2.4 Release of Property; Release of Retail Units	28
2.4.1 Release of Property	28
2.4.2 Sale of Retail Units/Conditions to Sale of Retail Units	29
2.5 Payments and Computations	31
2.5.1 Making of Payments	31
2.5.2 Computations	31
2.5.3 Late Payment Charge	31
3. RESERVES	31
3.1 Cash Management Arrangements	31
3.2 Property Cash Flow Allocation	32
3.3 Escrow Deposits	33
3.4 Holdback Cash Collateral Subaccount	34
3.5 Capital Expense Reserve	34
3.6 Cash Collateral Subaccount	35
3.7 Grant of Security Interest; Application of Funds	36
3.8 Security Deposits	36
3.9 Pre-Paid Rent Reserve	37
3.10 Common Charges Reserve	37
4. REPRESENTATIONS AND WARRANTIES	37
4.1 Organization; Special Purpose	37
4.2 Proceedings; Enforceability	38
4.3 No Conflicts	38
4.4 Litigation	38
4.5 Agreements	39
4.6 Title	39
4.7 No Bankruptcy Filing	40

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4.8 Full and Accurate Disclosure	40
4.9 Tax Filings	40
4.10 ERISA; No Plan Assets	40
4.11 Compliance	41
4.12 Physical Condition	41
4.13 Leases	41
4.14 Fraudulent Transfer	42
4.15 Ownership of Borrower	43
4.16 Purchase Options	43
4.17 Management Agreement	43
4.18 Name; Principal Place of Business	43
4.19 Other Debt	43
4.20 Assignment of Leases and Rents	43
4.21 Insurance	43
4.22 No Foreign Person or Prohibited Person; Source of Funds	43
4.23 Operations Agreements	44
4.24 Illegal Activity/Patriot Act	44
4.25 Condominium	44
5. COVENANTS	45
5.1 Existence	45
5.2 Property Taxes and Other Charges	45
5.3 Access to Property	45
5.4 Repairs; Maintenance and Compliance; Alterations	46
5.4.1 Repairs; Maintenance and Compliance	46
5.4.2 Alterations	46
5.4.3 Required Repairs	46
5.5 Performance of Other Agreements	46
5.6 Cooperate in Legal Proceedings	46
5.7 Further Assurances	47
5.8 Title to the Property	47
5.9 Leases	47
5.9.1 Generally	47
5.9.2 Lease Approvals	47
5.9.3 Additional Covenants with respect to Leases	49
5.10 Estoppel Statement	50
5.11 Property Management	50
5.11.1 Management Agreement	50
5.11.2 Termination of Manager	51
5.12 Special Purpose Bankruptcy Remote Entity	51
5.13 Change in Business or Operation of Property	51
5.14 Debt Cancellation	51
5.15 Affiliate Transactions	51
5.16 Zoning	52
5.17 No Joint Assessment	52
5.18 Principal Place of Business	52
5.19 Change of Name, Identity or Structure	52

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5.20 Indebtedness	52
5.21 Licenses	52
5.22 Compliance with Restrictive Covenants	53
5.23 ERISA	53
5.24 Permitted Transfers of Interest in Borrower	53
5.25 Liens; Additional Financing	56
5.26 Dissolution	56
5.27 Expenses	56
5.28 Prohibited Persons; Economic Sanctions; Anti-Money Laundering; Corporate Transparency Act	57
5.29 Litigation	59
5.30 Indemnity	59
5.31 Wiring Instructions	60
5.32 Condominium Covenants	60
6. NOTICES AND REPORTING	62
6.1 Notices	62
6.2 Financial Reporting	63
6.2.1 Bookkeeping	63
6.2.2 Annual Reports	64
6.2.3 Quarterly Reports	64
6.2.4 Other Reports	64
6.2.5 Annual Budget	64
6.2.6 Additional Operating Expenses	65
6.2.7 Breach	65
7. INSURANCE; CASUALTY; AND CONDEMNATION	66
7.1 Insurance	66
7.1.1 Coverage	66
7.1.2 Policies	68
7.1.3 Condominium	69
7.2 Casualty	69
7.2.1 Notice; Restoration	69
7.2.2 Insurance Proceeds	69
7.3 Condemnation	70
7.3.1 Notice; Restoration	70
7.3.2 Collection of Award	70
7.4 Application of Proceeds or Award	71
7.4.1 Application to Restoration	71
7.4.2 Procedure for Application to Restoration	71
7.5 Condominium Documents	72
8. DEFAULTS	72
8.1 Events of Default	72
8.2 Remedies	74
8.2.1 Acceleration	74
8.2.2 Remedies Cumulative	75

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8.2.3 Severance	75
8.2.4 Delay	76
8.2.5 Lender’s Right to Perform	76
9. SPECIAL PROVISIONS	76
9.1 Sale of Mortgage	76
9.2 Cooperation	76
9.3 Severance of Loan	77
9.4 Costs and Expenses	78
10. MISCELLANEOUS	78
10.1 Exculpation	78
10.2 Brokers and Financial Advisors	81
10.3 Retention of Servicer	81
10.4 Survival; Successors and Assigns	81
10.5 Lender’s Discretion	82
10.6 Governing Law	82
10.7 Modification, Waiver in Writing	84
10.8 Trial by Jury	84
10.9 Headings/Schedules	84
10.10 Severability	84
10.11 Preferences	84
10.12 Waiver of Notice	85
10.13 Remedies of Borrower	85
10.14 Prior Agreements	85
10.15 Offsets, Counterclaims and Defenses	85
10.16 Publicity	86
10.17 No Usury	86
10.18 Conflict; Construction of Documents; Reliance	86
10.19 No Joint Venture or Partnership; No Third Party Beneficiaries	87
10.20 Prepayment Premium	87
10.21 Assignments and Participations	88
10.22 Waiver of Marshalling of Assets	88
10.23 Joint and Several Liability	89
10.24 Set-Off	89
10.25 Counterparts	89
10.26 Negation of Implied Right to Cure Events of Default	89
10.27 Other Business Activities	89
10.28 Certain Payments From Mezzanine Lender	90
10.29 Lead Lender	90

Exhibit A Legal Description

Schedule 1 Organizational Chart of Borrower
Schedule 2 Exceptions to Representations and Warranties

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Schedule 3 Rent Roll
Schedule 4 Closing Date Leases

Schedule 5 Definition of Special Purpose Bankruptcy Remote Entity

Schedule 6 Leasing Status Report Items

Schedule 7 Rent Collections Report

Schedule 8 Form of Tenant Direction Letter
Schedule 9 Form of Credit Card Direction Letter

Schedule 10 REA

Schedule 11 Approved Operating Budget

Schedule 12 Form of Conditional Resignation

Schedule 13 Required Repairs

Schedule 14 Approved Fortress Guarantor Provisions

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LOAN AGREEMENT

LOAN AGREEMENT dated as of November 22, 2022 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) between BSR MIDTOWN CURRENT LLC, a Delaware limited liability company (together with its permitted successors and/or assigns, “Borrower”), and AMERICAN GENERAL LIFE INSURANCE COMPANY and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (together with their successors and/or assigns, “Lender”).

1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Specific Definitions. The following terms have the meanings set forth below:

“Affiliate” shall mean, as to any Person, any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person; or (ii) which, directly or indirectly, beneficially owns or holds ten percent (10%) or more of any class of stock or any other ownership interest in such Person; or (iii) ten percent (10%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person; or (iv) which is the spouse, issue or parent of such Person, or which is a trust or estate, the beneficial owners of which are the spouse, issue or parent of such Person; or (v) which directly or indirectly is a general partner, controlling shareholder, managing member, officer, director, trustee or employee of such Person.

“Amortization Commencement Date” shall mean December 1, 2025.

“Approved Operating Expense” shall mean during a Cash Management Period, operating expenses incurred by Borrower that are (i) included in the Approved Operating Budget for the current calendar month, (ii) for Real Estate Taxes, Insurance Premiums, electric, gas, oil, water, sewer or other utility service to the Property, (iii) Emergency Expenditures or (iv) approved in writing by Lender.

“Approved Supplemental Guarantor” shall mean a Person or Persons (but not more than two Persons) that is (i) either (x) are FCOF V Expansion USTMA-C Investments LLC, a Delaware limited liability company (“FCOF”) and Drawbridge Special Opportunities Fund, L.P., a Delaware limited partnership (“Drawbridge”, and together with FCOF, each, an “Approved Fortress Guarantor”) and collectively, the “Approved Fortress Guarantors”), collectively, on a several basis limiting the respective liability of each such Approved Fortress Guarantor to their respective “Pro Rata Portion” (as defined on Schedule 14 hereto) of the aggregate liability of the Approved Fortress Guarantors or (y) is acceptable to Lender in its reasonable discretion, and (ii) satisfies in Lender’s reasonable discretion (other than with respect to clause (c) below which shall be satisfied in Lender’s sole discretion) each of the following conditions: (a) each such Person and any Person that Controls each such Person (1) has never been indicted or convicted of any felony (or convicted of any crime involving moral turpitude), (2) is not a Prohibited Person, (3) has not, within the immediately preceding seven (7) year period, been the subject of a Bankruptcy Proceeding or sought relief under the Bankruptcy Code (other than an involuntary bankruptcy which was discharged), (4) has no material outstanding judgments against them which could reasonably be expected to cause them not to be able to satisfy the Guarantor Financial Covenants,

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(5) would not cause Lender or any of its Affiliates to be in violation of any applicable Legal Requirements, and (6) has not displayed a pattern of engaging in repeated litigations during the past seven (7) years pursuant to which Lender or any of its Affiliates was the opposing party; (b) each such Person has provided evidence reasonably satisfactory to Lender that such Person satisfies (and would reasonably be expected to continue to satisfy throughout the term of the Loan) the Guarantor Financial Covenants; (c) each such Person satisfies Lender’s reasonable and customary search requirements, “know your customer” and OFAC requirements and other customary compliance procedures) (including litigation, judgment and bankruptcy searches, with the results thereof reasonably acceptable to Lender and disclosing no material concerns); (d) each such Person and any Person that Controls such Person has not during the past seven (7) years defaulted (beyond all applicable notice and cure periods) under its obligations with respect to any customary non-recourse carveout guaranty (or any other guaranty customarily given in connection with commercial real estate loans) as determined by a judgment of a court of competent jurisdiction (unless such judgment was overturned by a judgment of a court of competent jurisdiction prior to the applicable date of determination of satisfaction of the conditions set forth in this definition); (e) if any such Person is limited liability company, limited partnership, corporation or other entity, then such Person shall have delivered to Lender a certification attaching the applicable organizational documents and resolutions authorizing the execution and delivery of the Supplemental Guaranties (each in form and substance reasonably acceptable to Lender), together with a true and correct organizational chart of such Person, an applicable certified certificate of formation or incorporation and a good standing certificate from the applicable jurisdiction of formation or incorporation; (f) each such Person shall have delivered to Lender customary legal opinions for the Supplemental Guaranties from legal counsel and in form and substance reasonably satisfactory to Lender and consistent with the scope of the legal opinions delivered in connection with the Original Guaranties; and (g) each such Person shall own not less than ten percent (10%) of the direct or indirect interests in the Borrower; provided, however, clauses (a)(1), (a)(3), (a)(4), (a)(6), (c) and (d) above shall not apply to the Approved Fortress Guarantors; provided, further, however, that if the Approved Supplemental Guarantors are the Approved Fortress Guarantors, (x) the definitions in the Supplemental Guaranties delivered by the Approved Fortress Guarantors relating to the assets to be included in the calculation of “Net Worth” and “Liquid Assets” shall be modified to include credit for “Qualifying Capital Commitments” (as defined on Schedule 14 hereto), (y) the financial reporting requirements under the Supplemental Guaranties delivered by the Approved Fortress Guarantors shall be consistent with those set forth on Schedule 14 hereto, and (z) each Approved Fortress Guarantor shall satisfy the requirements set forth in clause (b) above on its own.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights, or any other federal or state bankruptcy or insolvency law.

“Board of Directors” shall mean, from and after the date established pursuant to the Condominium Documents, the Board of Directors of the Condo Association.

“Borrower Control Person” shall mean, individually or collectively, as the context may require, (i) Borrower, (ii) Guarantor, and/or (iii) any other Person that Controls any of the Persons set forth in the preceding clauses (i) and/or (ii).

“Borrower Owner Person” shall mean, individually or collectively, as the context may require, (i) Borrower, (ii) Guarantor, (iii) any Person that is a Borrower Control Person, and/or (iv) any other Person that owns, directly or indirectly, through one or more intermediaries, any interest in any Person described in the preceding clause (i), (ii) or (iii), or if the Person described in the preceding clause (i), (ii) or (iii) is a trust, any trustee or any beneficiary of such trust.

“Borrower’s Constituents” shall mean the Persons who hold any direct or indirect interest in Borrower, irrespective of the number of tiers through which such interests are held, including without limitation the partners, members, shareholders, trustees and beneficiaries of Borrower, and each of their respective direct and indirect constituents (provided however, that unless otherwise expressly stated herein, representations and covenants herein pertaining to Borrower’s Constituents do not apply with respect to Persons who both (i) hold no managerial or controlling position or interest in Borrower or in any entity that directly or indirectly Controls Borrower, and (ii) whose only direct and indirect interests in Borrower are as holders of publicly traded shares and/or direct or indirect equity interest in Borrower aggregating less than twenty percent (20%) of the direct or indirect equity in Borrower).

“Broad Street Guarantor” shall mean Broad Street Realty, Inc., a Delaware corporation.

“Business Day” shall mean any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

“Bylaws” shall mean the Bylaws of The Unit Owners’ Association of Midtown Row Commercial Condominium (Commonwealth of Virginia).

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenses” shall mean expenses that are capital in nature or required under GAAP to be capitalized.

“Cash Management Bank” shall mean any bank selected by Lender or Servicer.

“Cash Management Period” shall mean a period which shall commence upon Lender giving notice to the Clearing Bank of the occurrence of any of the following:

(i) an Event of Default has occurred and is continuing; and/or

(ii) if, as of any Calculation Date, the Debt Service Coverage Ratio for the Property is less than 1.15:1.00.

A “Cash Management Period” shall end upon Lender giving notice to the Clearing Bank that the sweeping of funds into the Cash Management Account may cease, which notice Lender shall only be required to give if:

1) with respect to a Cash Management Period caused by a matter described in clause (i) above, such Event of Default has been cured and no other Event of Default has occurred and is continuing;

2) with respect to a Cash Management Period caused by a matter described in clause (ii) above, provided that no other Cash Management Period then exists under any other clause of the definition of Cash Management Period, on the next Payment Date following the date upon which Lender has determined that the Property has achieved a Debt Service Coverage Ratio of at least 1.15:1.00 for two (2) consecutive Calculation Dates; and/or

3) the Loan and all other obligations under the Loan Documents have been repaid in full.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Closing Date Leases” shall mean those certain Leases set forth on Schedule 4 attached hereto which have been executed and delivered to Lender on or prior to the date hereof.

“Common Charges” shall mean, to the extent being charged and collected pursuant to the Condominium Documents, all common charges, assessments and any other amounts payable by the owner of a Unit pursuant to the terms of the Condominium Documents.

“Common Elements” shall have the meaning given such term in the Condominium Documents.

“Company” shall mean Broad Street Eagles JV LLC, a Delaware limited liability company.

“Condo Association” shall mean the Unit Owners’ Association as further described in the Declaration and Bylaws.

“Condominium Documents” shall mean, collectively, the Declaration, the Bylaws and all other equivalent documents together with all such modifications to such documents now or hereafter in effect, which affect the Units or the Common Elements.

“Control” means, with respect to any Person, either (i) ownership, directly or indirectly, of greater than fifty percent (50%) of the ownership interests in such Person or (ii) the possession, directly or indirectly through one or more intermediaries, of the power to direct (or cause the direction of) the management, activities and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, subject only to customary major decision rights. Notwithstanding the foregoing, for purposes of Section 5.24, 5.28 and the definition of “Prohibited Person”, and for purposes of the organizational certificate of Borrower, the term “Control” shall mean, with respect to any Person, the possession, directly or indirectly through one or more intermediaries, of the power to direct (or cause the direction of) the management, activities and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, subject only to customary major decision rights. This definition is to be construed to apply equally to variations of the word “Control” including “Controlled”, “Controlling” or “Controlled by”.

“Control and Ownership Requirements” shall mean: (a) Key Principal Controls Borrower, (b) Fortress Funds own (in the aggregate) more than fifty percent (50%) of the direct or indirect interests in Investor, (c) Fortress continues to, directly or indirectly, Control Investor and each of the Fortress Funds, (d) Guarantor continues to own the same percentage of the direct or indirect interests in Borrower as it owned immediately prior to such Transfer, and (e) in the event an Approved Supplemental Guarantor has executed the Supplemental Guaranties and the Supplemental Guaranty Conditions have been satisfied, such Approved Supplemental Guarantor owns not less than ten percent (10%) of the direct or indirect interests in Borrower (or if the Approved Supplemental Guarantor is the Approved Fortress Guarantors, the Approved Fortress Guarantors own not less than ten percent (10%) of the direct or indirect interests in Investor).

“Debt” shall mean the Principal, all interest accrued and unpaid thereon, and any and all Prepayment Premium, all transaction costs, all late fees and all other sums due to Lender in respect of the Loan or under any Loan Document.

“Debt Service” shall mean, with respect to any particular period, scheduled Principal and interest payments due under the Note in such period.

“Debt Service Coverage Ratio” shall mean, as of any date, the ratio calculated by Lender of (i) the Net Operating Income to (ii) the sum of the Debt Service with respect to such period (but assuming, only for the purpose of calculating the Debt Service Coverage Ratio, that the Amortization Commencement Date has not occurred such that only scheduled interest payments (but not Principal payments) due under the Note in such period shall be considered for the purpose of such calculation).

“Debt Yield” shall mean, as of any date, the ratio (expressed as a percentage) calculated by Lender of (i) the Net Operating Income for the twelve (12)‑month period ending with the most recently completed calendar month preceding the date of calculation to (ii) the Principal as of such date.

“Declaration” shall mean that certain Declaration of Condominium Midtown Row Commercial Condominium dated as of January, 2021 and recorded February 4, 2021 in the Land Records of the City of Williamsburg and County of James City, Commonwealth of Virginia.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (i) five percent (5%) above the Interest Rate, compounded monthly or (ii) the maximum rate permitted by applicable law.

“Effective Date” shall mean November 22, 2022.

“Eligible Institution” shall mean a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA” and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (iii) “Aa2” by Moody’s.

“Emergency Expenditure” shall mean the incurrence of expenses that were necessary in order to (i) avoid imminent bodily injury, harm or damage to individuals or the Property, (ii) avoid the suspension of any necessary service to the Property, or (iii) comply with Legal Requirements, and, in each such case, with respect to which it would be impractical, in Borrower’s reasonable judgment, under the circumstances, to obtain Lender’s prior written consent; provided that Borrower shall give Lender notice of such Emergency Expenditure as soon as practicable and Lender shall have the right to consent or not consent to payment of the same as an Approved Additional Operating Expense.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common Control with Borrower or Guarantor, or is treated as a single employer together with Borrower or Guarantor under Section 414 of the Code or Title IV of ERISA.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31st during each year of the Term.

“Fortress” shall mean Fortress Investment Group LLC, a Delaware limited liability company.

“Fortress Funds” shall mean, individually and collectively, as applicable, (i) FCO MA Centre Street II EXP (ER) LP, a Delaware limited partnership, (ii) FCO MA Centre Street II EXP (P) LP, a Delaware limited partnership, (iii) FCO MA Centre Street II EXP (TR) LP, a Delaware limited partnership, (iv) FCO MA V UB Securities, a Delaware limited liability company, (v) FCO MA V L.P., a Cayman Islands exempted limited partnership, (vi) Fortress Credit Opportunities Fund V Expansion MA-CRPTF LP, a Delaware limited partnership, (vii) Sup FCO MA III Exp Investments LLC, a Delaware limited liability company, (viii) Super FCO MA III L.P., a Cayman Islands exempted limited partnership, (ix) Drawbridge, (x) FCOF, (xi) Fortress Credit Opportunities Fund V Expansion (H) L.P., a Cayman Islands exempted limited partnership, (xii) FCOF V Expansion CDFG MA-C Investments LLC (Flyer Series), a Delaware limited liability company, (xiii) FCOF V Expansion B Investments LLC, a Delaware limited liability company, (xiv) Fortress Credit Opportunities Fund V Expansion (B) LP, a Delaware limited partnership, (xv) Fortress Credit Opportunities Fund V Expansion (E) LP, a Delaware limited partnership, (xvi) Fortress Credit Opportunities Fund V Expansion (A) LP, a Delaware limited partnership, (xvii) Fortress Credit Opportunities Fund V Expansion (C) L.P., a Cayman Islands exempted limited partnership, (xviii) Fortress Credit Opportunities Fund V Expansion (D) L.P., a Cayman Islands exempted limited partnership, (xix) Fortress Credit Opportunities Fund V Expansion (F) LP, a Delaware limited partnership, (xx) Fortress Credit Opportunities Fund V Expansion (G) L.P., a Cayman Islands exempted limited partnership, (xxi) Fortress Credit Opportunities Fund V Expansion MA-C L.P., a Cayman Islands exempted limited partnership.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP or tax accounting principles, derived from the ownership and operation of the Property or any portion thereof from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest (if any) on credit accounts and on Subaccounts, concession fees and charges, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, sums paid from users of parking spaces and other facilities or amenities located on the Property, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature including Rents from Leases that (x) are Closing Date Leases, or (y) are any other Leases that have been entered into and executed in accordance with the terms and conditions of this Agreement for which the actual payment of unabated Rent commences in six (6) months or less from the date of calculation, but, in each case, excluding (a) Rents from Tenants that (i) are in monetary or material non-monetary default under the applicable Lease, (ii) with respect to non-residential Tenants, are not in physical occupancy of the applicable leased premises, have vacated (or have given notice of its intent to, or Lender has otherwise reasonably determined that such Tenant intends to, vacate) the applicable leased premises or have otherwise “gone dark”, provided, this clauses (a)(ii) shall not apply to Closing Date Leases, (iii) with respect to non-residential Tenants, have less than six (6) months remaining on the term of the applicable Lease or have a termination option exercisable within six (6) months of the date of determination, (iv) intentionally left blank, or (v) are, or whose lease guarantor is, the subject of, or otherwise subject to, a bankruptcy event, (b) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (c) refunds and uncollectible accounts, (d) proceeds from the sale of furniture, fixtures and equipment, (e) Net Insurance Proceeds and Net Condemnation Proceeds (other than business interruption or other loss of income or rental insurance) payable following a Casualty or Condemnation of all or any portion of the Property, and (f) any disbursements to Borrower from any of the Subaccounts. Notwithstanding anything to the contrary contained in this definition, Gross Income from Operations shall exclude any non-recurring Gross Income from Operations.

“Guarantor” shall mean, jointly and severally (or individually if the context shall require), Broad Street Guarantor, any Approved Supplemental Guarantor, if any, and any other Person that now or hereafter guarantees and any of Borrower’s obligations hereunder or any other Loan Document.

“Guarantor Financial Covenants” shall mean the financial covenants set forth in Section 6 of the Guaranty.

“Guarantor Event of Default” shall mean an Event of Default under clauses (e), (f), (g) or (l) of Section 8.1 relating to Guarantor.

“Guaranty” shall mean, collectively, the Non-Recourse Guaranty and/or any Supplemental Guaranty, if any.

“Impairment of the Security” shall mean any or all of the following: (i) the loss relating to the damage, destruction, condemnation or casualty equals or exceeds fifteen percent (15%) of the outstanding principal balance of the Loan, (ii) Leases, which individually or in the aggregate demise twenty-five percent (25%) or more of the rentable square feet existing immediately prior to the damage, destruction, condemnation or casualty shall have been cancelled, or shall contain any exercisable right to cancel as a result of the damage, destruction or casualty; (iii) any entire Unit or any material portion of the Common Elements are taken; (iv) the casualty or damage occurs during the last year of the term of the Loan; or (v) restoration of the Property is estimated to require more than one year to complete from the date of the occurrence.

“Interest Period” shall mean (i) prior to the First Payment Date, the Interim Interest Accrual Period, and (ii) commencing on the First Payment Date and continuing on each Payment Date thereafter, the calendar month immediately preceding such Payment Date, except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

“Interest Rate” shall mean a rate of interest equal to 6.48% per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

“Interim Interest Accrual Period” shall mean the period from and including the Effective Date through and including the last day of the calendar month in which the Effective Date occurs, provided, however, there shall be no “Interim Interest Accrual Period” in the event the Effective Date is the first day of a calendar month.

“Investor” shall mean CF Flyer PE Investor LLC, a Delaware limited liability company.

“IRS” shall mean the United States Internal Revenue Service.

“JV Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date.

“Key Principal” shall mean (i) Broad Street Realty, Inc, a Delaware corporation, or (ii) from and after a Management Takeover Event effected in accordance with the terms hereof, Fortress.

“Lease Guaranty” shall mean every guarantee of any obligation under any Lease, including all modifications and amendments to such guaranties.

“Leases” shall mean all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.

“Lease Termination Payments” shall mean (i) all fees, penalties, commissions or other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (including in connection with any bankruptcy proceeding), (ii) any security deposits or proceeds of letters of credit held by Borrower in lieu of cash security deposits, which Borrower is permitted to retain pursuant to the applicable provisions of any Lease and (iii) any payments made to Borrower relating to unamortized tenant improvements and leasing commissions under any Lease.

“Legal Requirements” shall mean statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) affecting Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration, administration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan Documents” shall mean this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the following, each of which is dated as of the date hereof: (i) Note, (ii) the Amended and Restated Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing made among Borrower, trustee (as named therein) and Lender, which covers the Property (the “Mortgage”), (iii) the Assignment of Agreements, Licenses,

Permits and Contracts from Borrower to Lender, (iv) the Guaranty made by Guarantor (the “Non-Recourse Guaranty”), (v) the Environmental Indemnity Agreement from Borrower to Lender (the “Environmental Indemnity”), (vi) the Assignment of Management Agreement (Retail) among Borrower, Lender and Retail Manager (the “Consent and Subordination of Retail Manager”), (vii) the Assignment of Management Agreement (Residential) among Borrower, Lender and Residential Manager (the “Consent and Subordination of Residential Manager”, and together with the Consent and Subordination of Retail Manager, individually or collectively, as the context may require, the “Consent and Subordination of Manager”), (viii) the Deposit Account Control Agreement (Retail) (Soft Lockbox) among Borrower, Lender and the Clearing Bank (the “Retail Clearing Account Agreement”), (ix) the Deposit Account Control Agreement (Residential) (Soft Lockbox) among Borrower, Lender and the Clearing Bank (the “Residential Clearing Account Agreement”, and together with the Retail Clearing Account Agreement, collectively, the “Clearing Account Agreement”), and (x) the Cash Management Agreement (Springing) among Borrower, Lender and the Cash Management Bank (the “Cash Management Agreement”); as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9.3 hereof).

“Management Agreement” shall mean, individually or collectively, as the context may require, (i) the management agreement between Borrower and Retail Manager, pursuant to which Retail Manager is to manage the non-residential portion of the Property and (ii) the management agreement between Borrower and Residential Manager, pursuant to which Residential Manager is to manage the residential portion of the Property, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.11 hereof.

“Management Takeover Event” the exercise of (i) the exercise by Investor of its right to remove Member as the managing member of the Company and to appoint a Replacement Managing Member as the managing member of the Company, pursuant to and in accordance with Section 11.4 of the JV Agreement or (ii) the exercise by Investor of any right it may have to Control and/or affirmatively direct the management of the Company or the Borrower, pursuant and in accordance with the JV Agreement, including any exercise by Investor of any right it may have under Sections 4.1(g), 11.4(b)(i), 11.4(b)(ii) or 11.4(b)(iv) of the JV Agreement, but excluding any right Investor may have under the JV Agreement (but merely making capital calls pursuant to and in accordance with the JV Agreement shall not constitute a Management Takeover Event).

“Manager” shall mean, individually or collectively, as the context may require, (i) Broad Street Realty, LLC, a Maryland limited liability company (“BSR Manager”, and in its capacity as retail manager, “Retail Manager”) and (ii) Bridger Real Estate LLC, a Maryland limited liability company (“Residential Manager”), or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.11 hereof.

“Material Adverse Effect” shall mean a material adverse effect that has occurred or is reasonably likely to occur on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor, Key Principal or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents, (iv) the ability of Borrower to timely perform its obligations under the Mortgage or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Guaranty, each as determined by Lender.

“Material Lease” shall mean all Leases which (i) provide for a use by the Tenant thereunder other than exclusively for residential purposes and demises at least 10,000 square feet of space, (ii) individually or in the aggregate with respect to the same tenant and its Affiliates cover five (5) or more apartments at the Property, (iii) provide the tenant thereunder with an option or other preferential right to purchase all or any portion of the Property or (iv) are entered into with a tenant who is an Affiliate of Borrower or Guarantor; provided, however, Borrower may enter into no more than five (5) residential Leases with a tenant who is an Affiliate of Borrower or Guarantor without the same being deemed a “Material Lease” under this clause (iv) provided such Leases are entered into on market terms.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Member” shall mean Broad Street Operating Partnership, LP, a Delaware limited partnership.

“Mezzanine Borrower” shall mean BSR Midtown Current Parent LLC, a Delaware limited liability company.

“Mezzanine Lender” shall mean CF Flyer Mezz Lender LLC, a Delaware limited liability company, and any subsequent holder of the Mezzanine Loan to whom the Mezzanine Loan has been assigned pursuant to the terms of the Intercreditor Agreement.

“Mezzanine Lender Payment Instruction” shall mean a notice, which may be in the form of the monthly payment invoice sent to Mezzanine Borrower, setting forth (i) the Monthly Mezzanine Debt Service Payment, and (ii) with respect to the initial notice or if there is any change from the initial notice or any prior notice, the subordinate deposit account established under the Mezzanine Loan and wire instructions for such payment.

“Mezzanine Loan” shall mean that certain mezzanine loan in the principal amount of $15,000,000 made on the date hereof by Mezzanine Lender to Mezzanine Borrower, and evidenced and secured by the Mezzanine Loan Documents.

“Mezzanine Loan Documents” shall mean (i) that certain Mezzanine Loan Agreement of even date herewith between Mezzanine Lender and Mezzanine Borrower (the “Mezzanine Loan Agreement”), (ii) that certain Mezzanine Promissory Note of even date herewith in the original principal amount of the Mezzanine Loan made by and between Mezzanine Borrower and Mezzanine Lender, (iii) that certain Pledge and Security Agreement of even date herewith made by Mezzanine Borrower in favor of Mezzanine Lender, (iv) each UCC Financing Statement filed in connection with the foregoing and (v) any other “Loan Document,” as defined in the Mezzanine Loan Agreement referred to in clause (i) above, as each of the foregoing may be modified, amended and restated from time to time in accordance with the terms and provisions of the Intercreditor Agreement of even date herewith between Lender and Mezzanine Lender (the “Intercreditor Agreement”).

“Mezzanine Loan Liens” shall mean the Liens in favor of Mezzanine Lender created pursuant to the Mezzanine Loan Documents.

“Minor Lease” shall mean any Lease that is not a Material Lease.

“Monthly Mezzanine Debt Service Payment” shall mean as to each Payment Date, an amount equal to (i) the scheduled payment of principal and interest payable by Mezzanine Borrower pursuant to the terms of the Mezzanine Loan Documents, plus (ii) to the extent included in the Mezzanine Lender Payment Instruction for such Payment Date, default interest, late payment charges and reimbursement of Mezzanine Lender’s expenses and protective advances payable under the Mezzanine Loan Documents.

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Operating Budget incurred or to be incurred for or as of the calendar month in which such Payment Date occurs; provided that, management fees payable to Retail Manager and Residential Manager as part of the Monthly Operating Expense Budgeted Amount shall not exceed, in the aggregate, 3% of Gross Income from Operations (the “Management Fee Cap”).

“Net Condemnation Proceeds” shall mean all Awards less the cost, if any, to Lender of recovering the Awards including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Net Insurance Proceeds” shall mean insurance proceeds less the cost, if any, to Lender of recovering the insurance proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Net Operating Income” shall mean, for any period, the amount calculated by Lender by subtracting (a) the sum of (i) the Operating Expenses for such period from (b) the Gross Income from Operations for such period.

“Net Sales Proceeds” shall mean with respect to the sale of any Retail Unit, the gross proceeds of such sale less all reasonable and customary transaction costs approved by Lender in its reasonable discretion.

“Note” or “Notes” shall mean, individually or collectively, as the context may require, (i) that certain Promissory Note A-1 of even date herewith in the maximum principal amount of up to $60,002,000.00 made by Borrower in favor of American General Life Insurance Company and (ii) that certain Promissory Note A-2 of even date herewith in the maximum principal amount of up to $15,998,000.00 made by Borrower in favor of The Variable Annuity Life Insurance Company; as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior executive officer of Borrower or authorized representative of the Person on behalf of whom the certificate is delivered, which officer or representative is most knowledgeable with respect to the subject matter set forth in the applicable Officer’s Certificate.

“Operations Agreements” shall mean the REA, and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, Taxes, Other Charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs. Notwithstanding anything to the contrary in the foregoing, Operating Expenses shall (w) not include depreciation, amortization and other non-cash items, debt service, capital expenditures, any contributions to any of the reserves hereunder, income taxes or other taxes in the nature of income taxes on sales, or use taxes required to be paid to any Governmental Authority, equity distributions, and other extraordinary and non-recurring items, and legal or other professional services fees and expenses unrelated to the operation of the Property, (x) be increased to reflect known increases in Operating Expenses that are anticipated, in Lender’s reasonable determination, to occur within the succeeding twelve (12) month period including without limitation those related to Property Taxes and Insurance Premiums, and (y) include the greater of (I) the actual fees paid to the Manager pursuant to the Management Agreement for such period of determination and (II) an amount equal to three percent (3%) of Gross Income from Operations for such period.

“Original Guaranties” shall mean, collectively, the Non-Recourse Guaranty and any other guaranties or indemnitees provided by Guarantor in connection with the Loan or any Loan Documents.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, any “common expenses” or expenses allocated to and required to be paid by Borrower under the REA, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Payment Date” shall mean the first (1st) day of each calendar month. The first Payment Date hereunder shall be January 1, 2023 (the “First Payment Date”).

“Permitted Encumbrances” shall mean (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Real Estate Taxes or Other Charges not yet due and payable and not delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives notice of such Lien, (v) such other title and survey exceptions as Lender approves in writing in Lender’s discretion and (vi) the Mezzanine Loan Liens.

“Permitted Prepayment Date” shall mean December 1, 2026.

“Permitted Transfer(s)” shall mean:

(i) a Lease entered into in accordance with the Loan Documents;

(ii) a Permitted Encumbrance;

(iii) a Transfer and Assumption permitted pursuant to Section 5.24(c) hereof;

(iv) (a) Transfers as a result of the death of a natural person; or (b) Transfers in connection with estate planning by a natural person to a spouse, son or daughter or descendant of either, a stepson or stepdaughter or descendant of either;

(v) a Transfer of a Retail Unit pursuant to and in accordance with Section 2.4.2 hereof;

(vi) a Transfer of direct or indirect interest in the common equity of Borrower to any Person provided that:

(A) such Transfer shall not (x) cause the transferee (other than Key Principals or Mezzanine Lender), together with its Affiliates, to acquire Control of Borrower or Sole Member or to increase its direct or indirect interest in the common equity of Borrower or in Sole Member to an amount which equals or exceeds forty-nine percent (49%) or (y) result in Borrower or Sole Member no longer being Controlled by Key Principal(s) (or Mezzanine Lender);

(B) after giving effect to such Transfer, Key Principal(s) (or Mezzanine Lender) shall continue to Control the day-to-day operations of Borrower and Sole Member and shall continue to own at least fifty-one percent (51%) of all common equity interests (direct or indirect) of Borrower;

(C) if such Transfer would cause the transferee to increase its direct or indirect interest in the common equity of Borrower or in Sole Member to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee;

(D) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements;

(E) such Transfer is permitted under the Mezzanine Loan Agreement; and

(F) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer, and a post-Transfer organizational chart, not less than twenty (20) days prior to the date of such Transfer;

(vii) any transfer occurring as a result of the foreclosure of the Pledge Agreement (as defined in the Mezzanine Loan Agreement) (or acceptance of an assignment-in-lieu of foreclosure) by Mezzanine Lender or its designee;

(viii) the Transfer or issuance of shares of common stock in a publicly traded entity that owns an indirect interest in Borrower, provided such shares of common stock are listed on the New York Stock Exchange, OTCQX or another nationally or internationally recognized stock exchange;

(ix) a Management Takeover Event, provided that:

(A) concurrently with any such Management Takeover Event, Borrower shall have provided Lender with written notice of such Management Takeover Event;

(B) upon the consummation of the Management Takeover Event, Fortress shall Control Borrower and Sole Member;

(C) within ten (10) Business Days following the Management Takeover Event, the Supplemental Guarantor shall have executed and delivered to Lender the a Supplemental Guaranties and satisfied all of the Supplemental Guaranty Conditions;

(D) such Transfer shall not cause a violation of Sections 5.12 and 5.28 of this Agreement, and after giving effect to such Transfer, Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity; and

(E) such Transfer is permitted under the Mezzanine Loan Agreement.

(x) Transfers of not more than forty-nine percent (49%), in the aggregate, of the direct or indirect membership interests in Investor;

(xi) Transfers of all or any portion of the direct or indirect limited partnership in interests in any of the Fortress Fund(“Permitted Fortress Funds Transfers”);

(xii) Transfers of all or any portion of the direct or indirect interests in Fortress (“Permitted Fortress Parent Transfer”; and together with Permitted Fortress Funds Transfers, collectively, “Permitted Fortress Upper-Tier Transfers”);

Provided, however, that with respect to each Transfer described in clauses (x)-(xii) hereof, such Transfer will only be permitted provided that:

(A) after giving effect to such Transfer, the Control and Ownership Requirements shall remain satisfied;

(B) such Transfer shall not cause a violation of Sections 5.12 and 5.28 of this Agreement, and after giving effect to such Transfer, Borrower shall continue to be Special Purpose Bankruptcy Remote Entity;

(C) if such Transfer would cause the transferee (together with its Affiliates) to have, directly or indirectly, contributed at least twenty percent (20%) (or ten percent (10%) if such transferee is not domiciled in the United States of America) of the aggregate capital contributed to the Company, the following conditions shall apply:

i. Lender shall receive not less than ten (10) Business Days’ prior written notice of such proposed Transfer (other than in connection with Permitted Fortress Upper-Tier Transfers for which no notice shall be required);

ii. if, after giving effect to any such Transfer, any new Person (together with its Affiliates) would own greater than forty-nine percent (49%) of the direct or indirect interests in Borrower, Borrower shall, no less than ten (10) Business Days prior to the effective date of any such Transfer, deliver to Lender an updated non-consolidation opinion in substantially the same form of the non-consolidation opinion delivered to Lender on the Closing Date and otherwise acceptable to Lender;

iii. no transferee shall have been convicted of any crime (other than a misdemeanor not involving moral turpitude), or be the subject of any ongoing criminal proceeding;

iv. neither such transferee nor any Person that Controls such transferee is an Embargoed Person;

v. such transferee shall not have filed for bankruptcy (or other similar insolvency proceedings) within the seven (7) year period prior to such

Transfer (in the case of this clause (v), if such transferee will, by virtue of any such transfer, have or obtain direct or indirect Control of Borrower or Guarantor); and

vi. Borrower shall deliver and Lender shall promptly review (and Borrower shall be responsible for any reasonable out-of-pocket costs and expenses in connection therewith) customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and OFAC) reasonably acceptable to Lender with respect to such transferee (other than in connection with any Permitted Fortress Upper-Tier Transfer, for which no searches shall be required);

(D) if requested in writing by Lender, Borrower shall have provided to Lender a post-transfer organizational chart; and

(E) such Transfer is permitted under the Mezzanine Loan Agreement.

Notwithstanding anything to the contrary contained in this definition of “Permitted Transfers”, no Transfer shall be a Permitted Transfer unless such Transfer is made in compliance with the Mezzanine Loan Documents and the Condominium Documents.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean that certain Property Conditions Report, prepared by EBI Consulting and dated as of May 27, 2022.

“Plan” shall mean (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Preferred Equity Investment” shall mean that certain preferred equity investment from Investor to the Company in the aggregate amount of $80,000,000 pursuant to and in accordance with the JV Agreement.

“Prepayment Premium” shall mean with respect to any prepayment that occurs on or before the Permitted Prepayment Date, an amount equal to the greater of (i) one percent (1%) of the outstanding principal balance of the Loan or (ii) the Yield Maintenance Premium. There shall be no Prepayment Premium with respect to any prepayments or repayments made on any date on or after the Permitted Prepayment Date through the Stated Maturity Date.

“Principal” shall mean the aggregate unpaid principal balance of the Loan at the time in question.

“Prohibited Person” means:

(i) any Person that is identified on the list of Specially Designated Nationals and Blocked Persons, the list of Foreign Sanctions Evaders or the Sectorial Sanctions Identifications list (collectively, an “OFAC Listed Person”) published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”), or is restricted from doing business under any statute (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “PATRIOT Act”), executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Annex thereto, collectively, the “Executive Order”), or other governmental action relating to terrorism financing, terrorism support and/or otherwise relating to terrorism;

(ii) any agent, department, or instrumentality of, or any Person otherwise beneficially owned by, Controlled by or acting on behalf of, directly or indirectly, (a) any OFAC Listed Person or (b) any Person that is the target of any sanctions programs administered and/or enforced by OFAC;

(iii) any Person that is otherwise blocked by or a target of United States economic sanctions;

(iv) any Person that (a) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), 18 U.S.C. §§ 1956 and 1957, the PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any United States economic sanctions violations, (b) to Borrower’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any United States economic sanctions violations, (c) has been assessed civil penalties under any Anti-Money Laundering Laws or any United States economic sanctions, or (d) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws;

(v) any Person that (a) is owned or Controlled by the government of any country or territory that is subject to United States sanctions (the “Sanctioned Countries”) (unless and until any such country or region ceases to be subject to United States sanctions, as evidenced by reference to OFAC’s online resource center (at https://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx) or similar source), (b) is located in any Sanctioned Countries, or (c) does business in or with any Sanctioned Countries; or

(vi) any Person that (a) is in violation of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), (b) is in violation of the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, or (c) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or any statutes, laws or regulations referred to in this definition of “Prohibited Person”.

“Property” shall mean the parcel of real property, the Units, the Common Elements and Improvements thereon owned by Borrower and encumbered by the Mortgage; together with all rights pertaining to such real property, the Units, the Common Elements and Improvements, and all other collateral for the Loan as more particularly described in the granting clauses of the Mortgage and referred to therein as the Trust Property. The Property is located at 221 Monticello Avenue, 100 College Row/2011-2111 College Row, 200 College Row/3101-3119 College Row & 201 Society Lane, 101 College Row/4101-4113 College Row, in Williamsburg, VA 23185.

“Property Taxes” shall mean all (i) real estate taxes, assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees (“Real Estate Taxes”), or (ii) personal property taxes, in each case, now or hereafter levied or assessed or imposed against all or part of the Property. In no event shall any PACE Loan be considered a Property Tax for purposes of this Agreement.

“QPO” shall have the meaning given to the term “Qualified Public Offering” as such term is defined in the JV Agreement as of the date hereof.

“Qualified Manager” shall mean, (a) with respect to the retail component, (i) a manager which, in the reasonable judgement of Lender, (w) is a reputable management company having at least five (5) years’ experience in the management of commercial properties with similar uses as the Property and in the jurisdiction in which the Property is located, (x) has, for at least five (5) years prior to its engagement as property manager, managed at least ten (10) commercial properties with similar uses as the Property, (y) at the time of its engagement s a property manager manages at least 1,000,000 rentable square feet of retail space, and (z) is not a Prohibited Person, or (ii) any other property manager reasonably acceptable to Lender, and (b) with respect to the residential component, (i) BSR Manager, (ii) Cardinal or Campus Life & Style, (iii) a manager which, in the reasonable judgement of Lender, (w) is a reputable management company having at least five (5) years’ experience in the management of commercial properties with similar uses as the Property and in the jurisdiction in which the Property is located, (x) has, for at least five (5) years prior to its engagement as property manager, managed at least ten (10) commercial properties with similar uses as the Property, (y) at the time of its engagement as property manager manages at least 4,000 residential units and (z) is not a Prohibited Person, or (iv) any other property manager reasonably acceptable to Lender, provided that such Person shall have entered into a Replacement Management Agreement.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (a) evidence reasonably acceptable to Lender that neither the proposed transferee nor its Affiliates (pursuant to clause (i) of the definition of Affiliate) (i) has ever been indicted or convicted of, or pled guilty or no contest to, a felony, (ii) has ever been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (iii) has ever been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding, (iv) has any material outstanding judgments against such proposed transferee, (v) is or has made a claim in a legal proceeding respecting lender liability, or (vi) has ever been in material default under any other loan from Lender, and (b) a credit, regulatory and background check against such proposed transferee that is reasonably acceptable to Lender (including a verification that such proposed transferee’s ownership position does not cause a violation of Lender’s “loan to one Borrower” policy).

“Rating Agency” shall mean, prior to the final Securitization of the Loan (or if a Securitization has not occurred), each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”), DBRS, Inc., Morningstar, Inc., Kroll Bond Rating Agency or any other nationally-recognized statistical rating organization which has been designated by Lender, and after the final Securitization of the Loan, any of the foregoing that have rated any of the securities issued in connection with the Securitization.

“REA” shall mean that certain agreement more particularly described on Schedule 10 attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Release Amount” shall mean, with respect to any Release Unit released pursuant to Section 2.4.2 hereof, 70% of the Net Sales Proceeds with respect to such Unit.

“Rents” shall mean all rents (including additional rents of any kind and percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all coal, oil and gas, mineral or other substances, royalties and bonuses), income, fees, receivables, receipts, revenues, Stimulus Payments, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property (or any portion thereof) and the Improvements, including charges for parking, parking rents, oil, gas, water, steam, heat, ventilation, air-conditioning, electricity, license fees, maintenance fees, charges for Property Taxes, operating expenses or other amounts payable to Borrower (or for the account of Borrower), revenue from telephone services, vending and all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property (or any portion thereof) or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the applicable Management Agreement, or (ii) a management agreement with a Qualified Manager which is reasonably acceptable to Lender in form and substance, and (b) an assignment of management agreement substantially in the same form and substance as the applicable Assignment of Management Agreement, executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Managing Member” shall mean (i) Investor or (ii) an Affiliate of Investor designated by Investor and approved by Lender in its sole discretion.

“Reporting Company” shall mean each of Borrower, Guarantor, any other Borrower Owner Person, and any such Person’s direct or indirect managers, members, partners, shareholders, affiliates or controlling persons that are entities and are considered “Reporting Companies” as such term is defined in the Corporate Transparency Act.

“Residential Unit” shall mean that certain Residential Unit, as further described in the Condominium Documents and on Exhibit A attached hereto and made a part hereof.

“Residential Unit Owner” shall mean the owner of the Residential Unit.

“Retail Unit” shall mean, individually and/or collectively, as the context may require, that certain Retail Unit No. 1 (“Retail Unit 1”) and Retail Unit No. 2 (“Retail Unit 2”), as further described in the Condominium Documents and on Exhibit A attached hereto and made a part hereof.

“Retail Unit Owner” shall mean the owner of a Retail Unit.

“Servicer” shall mean a servicer selected by Lender to service the Loan, together with its agents, nominees or designees.

“Sole Member” shall mean BSR Midtown Current Parent LLC, a Delaware limited liability company.

“State” shall mean the state in which the Property is located.

“Stated Maturity Date” shall mean December 1, 2027.

“Stimulus Payments” shall mean any funds received by or on behalf of Borrower (including by the direct or indirect owners of Borrower and with respect to the activities, profits or losses of Borrower) that are paid on a monthly basis, as one-time payment or in any other manner which are payments in the nature of economic stimulus, incentive, tax credits, tax refunds or other similar payments received directly or indirectly from any Governmental Authority or quasi-Governmental Authority, whether in the form of aid, money, relief, reduction in tax liability, or another compensation scheme (including any of the foregoing initiated in connection with the COVID-19 virus or any other pandemic or epidemic).

“Supplemental Guaranty Conditions” shall mean, collectively, Lender’s determination (based on its reasonable judgment) of the satisfaction of all of the following: (A) the execution and delivery by Approved Supplemental Guarantor in the forms of each of the Original Guaranties (each, a “Supplemental Guaranty”, and collectively, the “Supplemental Guaranties”), pursuant to which Approved Supplemental Guarantor agrees to be liable under the Supplemental Guaranties for all obligations and liabilities of Guarantor under the Non-Recourse Guaranty, but only to the extent such liability arises from actions taken by Approved Supplemental Guarantor or any of its Affiliates, or events that occur, in each case, from and after the execution of such Supplemental Guaranties; provided, however, that in all cases, the Original Guaranties shall not be affected in any respect by the execution of such Supplemental Guaranties and shall remain in full force and effect and the then-existing Guarantor shall retain all liability and obligations under the Original Guaranties, except that the Approved Supplemental Guarantor shall be required to satisfy the Guarantor Financial Covenants; and (B) the satisfaction of each of the applicable conditions set forth in the definition of Approved Supplemental Guarantor. In any action in connection with the enforcement of liability under the Supplemental Guaranties for the Non-Recourse Guaranty entered into pursuant to the above, Approved Supplemental Guarantor shall, at its sole cost and expense, bear the burden of proof to establish that the applicable actions or events occurred prior to the execution and delivery of such Supplemental Guaranties, and that the alleged liability did not result from the acts of Approved Supplemental Guarantor or any of its Affiliates, as applicable.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Title Insurance Policy” shall mean the ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

“Transfer” shall mean:

(i) any direct or indirect sale, conveyance, transfer, encumbrance, pledge, lease or assignment, or the entry into any agreement to sell, convey, transfer, encumber, pledge, lease or assign, whether voluntary or involuntary by law or otherwise, whether or not for consideration or of record, of, on, in or affecting (x) all or part of the fee or leasehold interest in the Property (including any legal or beneficial direct or indirect interest therein), (y) any direct or indirect interest in Borrower (including any profit interest, preferred equity interests, or rights to distribution of cash), or (z) any direct or indirect interest in Sole Member (including any profit interest, preferred equity interests, or rights to distribution of cash);

(ii) enter into or subject the Property to a PACE Loan;

(iii) with respect to Borrower, Sole Member or any Person that has any direct or indirect interest in Borrower or Sole Member, the division (whether pursuant to Section 18-217 of the Delaware Act or otherwise) of any assets and liabilities of such entity amongst one or more new or existing entities; or

(iv) any change of Control of Borrower or Sole Member.

“UCC” shall mean the Uniform Commercial Code as in effect in the State or the state in which any of the cash management accounts (if any) are located, as the case may be.

“Unit” shall mean the Residential Unit and each Retail Unit (collectively, the “Units”).

“Unit Owner” shall mean the Residential Unit Owner and each Retail Unit Owner (collectively, the “Unit Owners”).

“Welfare Plan” shall mean an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

“Yield Maintenance Premium” shall mean an amount equal to the present value as of the Prepayment Date of the Calculated Payments determined by discounting such payments at the Discount Rate. As used in this definition, (i) the term “Prepayment Date” means the date on which the applicable prepayment is made; (ii) the term “Calculated Payments” means the monthly payments of interest only which would be due from the Prepayment Date through the Permitted Prepayment Date based on the Principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum in the amount, if any, by which the Interest Rate (excluding any interest collected at the Default Rate) exceeds the Yield Maintenance Treasury Rate; (iii) the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi‑annually. The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon the parties.

“Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15‑Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer and one shorter) most nearly approximating the Permitted Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

“Zoning Report” shall mean that certain Zoning and Site Requirements Summary, prepared by The Planning & Zoning Resource Company and dated final as of November 8, 2022.

1.2 Index of Other Definitions. The following terms are defined in the sections or Loan Documents indicated below:

“Acceptable Blanket Policy” - 7.1.2

“Additional Operating Expense” - 6.2.6(a)

“Annual Budget” - 6.2.5(a)

“Anti-Money Laundering Laws” - 1.1 (Definition of Prohibited Person)

“Applicable Taxes” - 2.2.3

“Approved Additional Operating Expense” -6.2.6(a)

“Approved Annual Budget” - 6.2.5

“Approved Capital Expenses Budget” - 6.2.5

“Approved Fortress Guarantor” - 1.1 (Definition of Approved Supplemental Guarantor)

“Approved Fortress Guarantors” - 1.1 (Definition of Approved Supplemental Guarantor)

“Approved Operating Budget” - 6.2.5

“Award” - 7.3.2

“Available Cash” - 3.2(a)(v)

“Bankruptcy Proceeding” - 4.7

“Borrower’s Recourse Liabilities” - 10.1

“Broker” - 10.2

“BSR Manager” - 1.1 (Definition of Manager)

“Calculated Payments” - 1.1 (Definition of Yield Maintenance Premium)

“Cash Management Account” - 3.1

“Cash Management System Accounts” - 3.6

“Cash Management Agreement” - 1.1 (Definition of Loan Documents)

“Casualty” - 7.2.1

“Casualty/Condemnation Prepayment” - 2.3.2

“Casualty Threshold” - 7.4.2(a)

“Clearing Account” - 3.1

“Clearing Account Agreement” - 1.1 (Definition of Loan Documents)

“Clearing Bank” - 3.1

“Co-Lender Agreement” -10.29

“Common Charges Insurance Premiums” - 3.3(a)

“Condemnation” - 7.3.1

“Conditional Resignation” - 5.32(e)

“Credit Card Direction Letter” - 3.1(c)

“Consent and Subordination of Manager” - 1.1 (Definition of Loan Documents)

“Consent and Subordination of Residential Manager” - 1.1 (Definition of Loan Documents)

“Consent and Subordination of Retail Manager” - 1.1 (Definition of Loan Documents)

“Consumer Price Index” - 7.1.1(j)

“Discount Rate” - 1.1 (Definition of Yield Maintenance Premium)

“Drawbridge” - 1.1 (Definition of Approved Supplemental Guarantor)

“E-Signature Laws” - 10.25

“Electronic Execution” - 10.25

“Embargoed Person” - 5.28(b)

“Environmental Indemnity” - 1.1 (Definition of Loan Documents)

“Endorsement” - 5.24(c)

“Equipment” - Mortgage

“Event of Default” - 8.1

“Executive Order” - 1.1 (Definition of Prohibited Person)

“FCOF” - 1.1 (Definition of Approved Supplemental Guarantor)

“First Payment Date” - 1.1 (Definition of Payment Date)

“Fitch” - 1.1 (Definition of Rating Agency)

“Guaranty” - 1.1 (Definition of Loan Documents)

“Improvements” - Mortgage

“Indemnified Liabilities” - 5.30

“Indemnified Party” - 5.30

“Independent Director” or “Independent Manager” - Schedule 5

“Insurance Premiums” - 7.1.2

“Intercreditor Agreement” - 1.1 (Definition of Mezzanine Loan Documents)

“Issuer” - 9.2(b)

“Late Payment Charge” - 2.5.3

“Lead Lender” -10.29

“Lease Modifications” - Schedule 6

“Licenses” - 4.11

“Loan” - 2.1

“Loan Investors” - 9.1

“Losses” - 5.30

“Management Fee Cap” - 1.1 (Definition of Monthly Operating Expense Budgeted Amount)

“Mezzanine Loan Agreement” - 1.1 (Definition of Mezzanine Loan Documents)

“Monthly Debt Service Payment Amount” - 2.2.1

“Monthly Interest Payment Amount” - 2.2.1

“Moody’s” - 1.1 (Definition of Rating Agency)

“Mortgage” - 1.1 (Definition of Loan Documents)

“Notice” - 6.1
“O & M Program” - 5.8.3

“OFAC” - 1.1 (Definition of Prohibited Person)

“OFAC Listed Person” - 1.1 (Definition of Prohibited Person)

“Other Entities” - 10.27

“Participant Register” - 10.21(b)

“PATRIOT Act” - 1.1 (Definition of Prohibited Person)

“Permitted Fortress Funds Transfers” - 1.1 (Definition of Permitted Transfers)

“Permitted Fortress Parent Transfers” - 1.1 (Definition of Permitted Transfers)

“Permitted Fortress Upper-Tier Transfers” - 1.1 (Definition of Permitted Transfers)

“Permitted Indebtedness” - 5.22

“Policies” - 7.1.2

“Pre-Paid Rent Reserve Subaccount” - 3.9

“Prepayment Date” - 1.1 (Definition of Yield Maintenance Premium)

“Proposed Material Lease” - 5.9.2(a)

“Qualified Carrier” - 7.1.1(j)

“Real Estate Taxes” - 1.1 (Definition of Property Taxes)

“Register” - 10.21(c)

“Release Unit” - 2.4.2

“Remaining Property” - 2.4.2(e)

“Remedial Work” - 5.8.2(c)

“Rent Roll” - 4.16

“Required Records” -6.2.7
“Required Repairs” - 5.4.3

“Residential Manager” - 1.1 (Definition of Manager)

“Restoration” - 7.4.1

“Retail Manager” - 1.1 (Definition of Manager)

“Retail Unit 1” - 1.1 (Definition of Retail Unit)

“Retail Unit 2” - 1.1 (Definition of Retail Unit)

“Sanctioned Countries” - 1.1 (Definition of Prohibited Person)

“S&P” - 1.1 (Definition of Rating Agency)

“Secondary Financing” - 5.25(b)

“Secondary Market Transaction” - 9.1(a)

“Securities” - 9.1(a)

“Securitization” - 9.1(a)

“Security Deposit Subaccount” - 3.7

“Seller’s Indemnity” - 4.25

“Special Member” - Schedule 5

“Special Purpose Bankruptcy Remote Entity” - 5.12

“Springing Member Delaware LLC” - Schedule 5

“Springing Recourse Event” - 10.1

“Subaccount” - 3.1(a)

“Supplemental Guaranty” - 1.1 (Definition of Supplemental Guaranty Conditions)

“Supplemental Guaranties” - 1.1 (Definition of Supplemental Guaranty Conditions)

“Tax and Insurance Subaccount” - 3.3(a)

“Tenant Direction Letter” - 3.1(b)

“Terrorism Premium Cap” - 7.1.1(j)

“Transfer and Assumption” - 5.24(c)

“Transferee Borrower” - 5.24(c)
“Units” - 1.1 (Definition of Unit)

“Unit Owners” - 1.1 (Definition of Unit Owner)

1.3 Principles of Construction. Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word “including” means “including but not limited to,” and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP.

2. GENERAL LOAN TERMS

2.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender is making a loan (the “Loan”) to Borrower on the date hereof, in the original principal amount of $76,000,000, which shall mature on the Stated Maturity Date. Borrower acknowledges receipt of the Loan, the proceeds of which are being and shall be used to (i) acquire the Property, (ii) fund certain Subaccounts, and (iii) pay transaction costs. Any excess proceeds may be used for any lawful purpose. Borrower shall receive only one borrowing hereunder in respect of the Loan and no amount repaid in respect of the Loan may be reborrowed. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.2 Interest; Monthly Payments.

2.2.1 Generally. From and after the date hereof, interest on the outstanding Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date hereof, Borrower shall pay interest on the Principal from the date hereof through and including November 30, 2022. On January 1, 2023 and each Payment Date thereafter through and including the Payment Date immediately preceding the Amortization Commencement Date, Borrower shall pay interest on the Principal accrued at the Interest Rate during the Interest Period immediately preceding such Payment Date (the “Monthly Interest Payment Amount”). On the Amortization Commencement Date and each Payment Date thereafter for the remainder of the Term, Principal and interest thereon at the Interest Rate shall be payable in monthly installments (the “Monthly Debt Service Payment Amount”); which amount is based on the Interest Rate and a thirty (30) year amortization schedule. Provided that no Event of Default has occurred and is continuing, the Monthly Debt Service Payment Amount due on any Payment Date shall first be applied to the payment of interest accrued during the preceding Interest Period and the remainder of such Monthly Debt Service Payment Amount shall be applied to the reduction of the Principal. All accrued and unpaid interest and Principal shall be due and payable on the Maturity Date. All monthly payments required hereunder shall be paid by pre-authorized ACH debit from a bank account established and maintained by Borrower specifically for such purpose.

2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, calculated from the date such payment was due or such underlying Default shall have occurred without regard to any grace or cure periods contained herein, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

2.2.3 Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.3 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.2.3 shall be made within ten (10) Business Days after the date Lender makes written demand therefor.

2.3 Loan Repayment.

2.3.1 Repayment. Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. Borrower shall have no right to prepay or defease all or any portion of the Principal except in accordance with Sections 2.3.2, 2.3.3 and 2.4.2 hereof. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Interest Rate; Second, to Principal; and Third, to any other amounts then due and owing under the Loan Documents, including the Prepayment Premium (if such repayment or prepayment occurs prior to the Permitted Prepayment Date). If prior to the Stated Maturity Date the Debt is accelerated by reason of an Event of Default, operation of law or otherwise, then Lender shall be entitled to receive, in addition to the Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Prepayment Premium applicable to such Principal so accelerated. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (or any portion thereof) (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender’s discretion.

2.3.2 Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.2.2 and Section 7.3.2(e) hereof. Each Casualty/Condemnation Prepayment, after deducting Lender’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Net Insurance Proceeds, Net Condemnation Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1 above. Provided that no Event of Default has occurred and is continuing, which was not caused by the Casualty or Condemnation, any such mandatory prepayment under this Section 2.3.2 shall be without the payment of the Prepayment Premium. Notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.

2.3.3 Voluntary Prepayments. Borrower shall have the right to voluntarily prepay the Loan in whole (but not in part, except as set forth in Section 2.4.2 hereof) provided that (i) if such prepayment or repayment is made prior to the Permitted Prepayment Date, such payment is accompanied by the Prepayment Premium applicable thereto, (ii) the prepayment is received by Lender on a Business Day and (iii) Borrower gives Lender at least thirty (30) days’ prior written notice thereof. Notwithstanding anything to the contrary contained herein, (i) so long as no Event of Default has occurred and is continuing, any prepayment of the Loan made pursuant to this Section 2.3.3 and Section 2.4.2 hereof shall be made pro rata with a corresponding prepayment of the Mezzanine Loan under Sections 2.3.3 and 2.4.2 of the Mezzanine Loan Agreement, and (ii) in no event shall the Mezzanine Loan be repaid (in whole or in part) unless and until the Loan has been repaid in full except to the extent such repayment of the Mezzanine Loan is made in connection with (x) a QPO or (y) pursuant to and in accordance with Section 5.24(c) hereof.

2.4 Release of Property; Release of Retail Units.

2.4.1 Release of Property. Lender shall, within ten (10) Business Days of a written request from Borrower and at the reasonable expense of Borrower, upon payment in full of the Debt in accordance herewith, release or, if requested by Borrower, assign to Borrower’s designee (without any representation or warranty by and without any recourse against Lender whatsoever), the Lien of the Loan Documents if not theretofore released. In connection with the release of the

Lien, Borrower shall submit to Lender, not less than fifteen (15) Business Days prior to the date of repayment (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all reasonable costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.

2.4.2 Sale of Retail Units/Conditions to Sale of Retail Units. On any Payment Date, Borrower may obtain the release of any Retail Unit at the Property (each such unit, a “Release Unit”) from the Lien of the Mortgage or the other Loan Documents encumbering such Release Unit (and related Loan Documents) thereon upon the closing of a bona fide sale of such Release Unit, provided each of the following conditions are satisfied:

(a) The sale of such Release Unit is pursuant to an arms’ length agreement to a third party not Affiliated with any Borrower or Guarantor, and in which no Borrower and no Affiliate of Borrower and/or Guarantor has any beneficial interest;

(b) Both immediately before such sale and immediately thereafter, no Default or Event of Default shall be continuing;

(c) The Release Unit being released constitutes a separate condominium unit and separately taxable tax lot;

(d) Borrower shall:

(i) make a prepayment of Principal in an amount equal to the applicable Release Amount;

(ii) pay to Lender any Yield Maintenance Premium on the Principal being prepaid pursuant to subclause (i) of this clause (d);

(iii) pay all accrued and unpaid interest on the Principal being prepaid pursuant to subclause (i) of this clause (d) (including, if such prepayment is not made on a Payment Date, interest that would have accrued on such prepaid Principal to, but not including, the next Payment Date);

(e) (i) Borrower shall have demonstrated to Lender’s reasonable satisfaction (which demonstration may be in the form of an Officer’s Certificate certifying as to the following items, provided, however, and if reasonably requested by Lender, Borrower shall provide reasonable evidence and backup of the same to Lender) that the conveyance of such Release Unit does not (1) adversely affect the operation of or access to or from the portion of the Property after giving effect to the release of the subject Release Unit (the “Remaining Property”), (2) violate any Leases or Operations Agreements affecting the Remaining Property (including, without limitation, provisions relating to the availability of parking at the Remaining Property) or (3) create an Liens on the Remaining Property, and (ii) Borrower shall have demonstrated to Lender’s reasonable satisfaction (which demonstration may be in the form of a letter or email from the zoning provider) that the conveyance of such Release Unit does not result in any portion of the Remaining Property being in violation of any Legal Requirements (including with respect to zoning and parking requirements);

(f) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such sale:

(i) notice of such sale, accompanied by a copy of the applicable contract of sale and all related documents;

(ii) a release of the Lien for the subject Release Unit (for execution by Lender) in a form appropriate in the State and satisfactory to Lender in its reasonable discretion; and

(iii) provided that there are shared facilities, access or parking, and provided further than if an easement is not already in place, pursuant to the Condominium Documents or otherwise, a proposed form of easement agreement between Borrower and the transferee of the Release Unit, in form and substance satisfactory to Lender, pursuant to which Borrower shall receive such easements, and the right to enforce such restrictive covenants, or a Release Unit that are required for the continued use and operation of the Remaining Property; in the event there are no shared facilities, access or parking, and/or an easement is already in place, Borrower shall provide Lender an Officer’s Certificate certifying that this clause (ii) has been satisfied;

(g) After giving effect to such release, Borrower shall remain a Special Purpose Bankruptcy Remote Entity;

(h) The representations and warranties made by Borrower and/or Guarantor in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such sale (and after giving effect to such sale);

(i) Borrower shall have delivered to Lender a copy of the final closing settlement statement for such sale at least two (2) Business Days prior to the closing of such sale;

(j) Borrower shall have paid to Lender all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such sale and the release of such Release Unit from the Lien of the Loan Documents;

(k) Borrower and Guarantor shall execute and deliver such documents as Lender may reasonably request to confirm the continued validity of the unreleased Loan Documents and the Liens thereof; and

(l) After giving effect to such release and prepayment, the Debt Yield for the Remaining Property subject to the Lien of the Mortgage shall be greater than the greater of (i) 7.8% which is the Debt Yield as of the date hereof and (ii) Debt Yield immediately preceding such release.

2.5 Payments and Computations.

2.5.1 Making of Payments. Except as provided in Section 2.2.1, each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 5:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day that is immediately preceding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under this Agreement, the Note or any of the other Loan Documents). All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.

2.5.2 Computations. Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.5.3 Late Payment Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due (exclusive of the balloon payment of Principal due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents. The acceptance of a Late Payment Charge hereunder shall not constitute a waiver by Lender of any Default or Event of Default then existing pursuant to the Loan Documents. Lender’s failure to collect a Late Payment Charge at any time shall not constitute a waiver of Lender’s right thereafter, at any time and from time to time (including upon acceleration of the Note or upon payment in full of the Loan), to collect such previously uncollected Late Payment Charge or to collect subsequently accruing Late Payment Charges.

3. RESERVES

3.1 Cash Management Arrangements.

(a) Borrower shall and shall cause Manager to at all times cause all Rents (including Rents in the nature of sums payable by issuers of credit cards accepted at the Property or on-line travel agencies) to be transmitted directly into an Eligible Account (the “Clearing Account”) established and maintained by Borrower at a local bank selected by Borrower and reasonably approved by Lender, which shall at all times be an Eligible Institution (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. Without in any way limiting the foregoing, if Borrower or Manager receive any Rents, then (i) such amounts shall be deemed to be collateral for the Loan and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts into the Clearing Account within two (2) Business Days of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at MVB Bank, unless a Cash Management Period is continuing, in which event such funds shall be swept on a daily basis into an Eligible Account at the Cash Management Bank controlled by Lender (the “Cash Management Account”) and applied and disbursed in accordance with this Agreement and the Cash Management Agreement (provided that, if the Cash Management Account is not open on the date that the first Cash Management Period commences, then such funds shall, at the election of Lender, be swept by the Clearing Bank into an account as directed by Lender or retained in the Clearing Account, in either case, until such time that the Cash Management Account is opened). Lender will also establish subaccounts of the Cash Management Account, and/or, if applicable, the Servicer’s account, which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). The Cash Management Account and any Subaccounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

(b) Within three (3) Business Days after the Effective Date, Borrower or Manager shall deliver a notice in the form of Schedule 8 attached hereto to each existing non-residential Tenant at the Property (the “Tenant Direction Letter”), directing such non-residential Tenants to remit their rent checks directly to the Clearing Account in accordance with such Tenant Direction Letter, and shall also deliver a Tenant Direction Letter to each future non-residential Tenant at the Property.

(c) Within one (1) Business Day after the Effective Date, Borrower or Manager shall, pursuant to an instruction letter in form substantially similar to the form of Schedule 9 attached hereto (or the standard form of the applicable credit card company, as reasonably acceptable to Lender) (the “Credit Card Direction Letter”), instruct each of the credit card companies or credit card processing companies with which Borrower or Manager will or has entered into merchant’s or other credit card agreements relating to the Property that, effective immediately, all credit card receipts with respect to the Property, in accordance with such merchant’s agreements or otherwise, shall be transferred instead by wire transfer or the ACH system to the Clearing Bank for deposit in the Clearing Account. Borrower or Manager shall also promptly deliver a Credit Card Direction Letter to any new credit card companies or credit card processing companies with which Borrower or Manager enters into merchant’s or other credit card agreements with respect to the Property.

3.2 Property Cash Flow Allocation.

(a) During the continuance of a Cash Management Period, all amounts deposited into the Cash Management Account during the immediately preceding Interest Period shall be applied on each Payment Date as follows in the following order of priority:

(i) First, to make payments into the Tax and Insurance Subaccount if and as required under Section 3.3 hereof;

(ii) Second, to pay the monthly portion of the fees charged by the Cash Management Bank;

(iii) Third, to Lender to pay the Monthly Interest Payment Amount or Monthly Debt Service Payment Amount, as applicable, due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.2(a), then due to Lender under the Loan Documents);

(iv) Fourth, to make payments into the Common Charges Subaccount if and as required under Section 3.10 hereof;

(v) Fifth, to make payments into the Capital Expense Reserve Subaccount if and as required under Section 3.5(a) hereof;

(vi) Sixth, funds in an amount equal to the Monthly Operating Expense Budgeted Amount (including, without limitation, an amount for the payment of management fees to Manager in an amount not to exceed the Management Fee Cap) and any then-current Approved Additional Operating Expenses shall be disbursed to Borrower (or to an account designated by Borrower);

(vii) Seventh, if the Mezzanine Loan (or any portion thereof) is outstanding, to make payments in the amount of the Monthly Mezzanine Debt Service Payment and any other amounts due under the Mezzanine Loan to Mezzanine Lender in accordance with the Mezzanine Lender Payment Instruction applicable to such Payment Date; provided, however, if Mezzanine Lender and Investor are then under common ownership or Control, no payments under this clause (vii) shall be made; and

(viii) Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (vii) above (the “Available Cash”) on such Payment Date shall be deposited into the Cash Collateral Subaccount in accordance with Section 3.6 hereof.

(b) The failure of Borrower to make all of the payments required under clauses (i) through (vi) of Section 3.2(a) above in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Cash Management Account for such payments, the failure by the Cash Management Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default.

(c) Notwithstanding anything to the contrary contained in this Section 3.2 or elsewhere in the Loan Documents, during the continuance of an Event of Default, Lender may apply all Rents deposited into the Cash Management Account and other proceeds of repayment in such order and in such manner as Lender shall elect. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

3.3 Escrow Deposits.

(a) Borrower shall deposit with Lender (i) $0 on the date hereof on account of Property Taxes, (ii) $58,912.00 on the date hereof on account of Insurance Premiums, and (iii) on each Payment Date, (x) one-twelfth (1/12) of the Property Taxes that Lender estimates will be payable during the next twelve (12) months (initially $0 per month) in order to accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to their respective due dates and (y) (1) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable (initially $0 per month) for the renewal of the coverage afforded by the Policies upon the expiration thereof and (2) to the extent such amounts are not included in Common Charges, one-twelfth (1/12) of the annual amount of insurance premiums payable by Borrower to the Condo Association with respect to the Policies maintained by the Condo Association pursuant to the Condominium Documents (if any) (any such premiums, the “Common Charges Insurance Premiums”), in each case, in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies and all such Common Charges Insurance Premiums at least thirty (30) days prior to the date such Common Charges Insurance Premiums are payable to the Condo Association. Such amounts will be transferred by Lender to a Subaccount (the “Tax and Insurance Subaccount”).

(b) Provided that no Default or Event of Default has occurred and is continuing, Lender will (a) apply funds in the Tax and Insurance Subaccount to payments of Property Taxes, Insurance Premiums and Common Charges Insurance Premiums required to be made by Borrower pursuant to Section 5.2 hereof and Section 7.1 hereof, provided that Borrower has promptly supplied Lender with notices of all Property Taxes, Insurance Premiums and Common Charges Insurance Premiums due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment; subject, however, to Borrower’s right to contest Property Taxes in accordance with Section 5.2 hereof. In making any payment relating to Property Taxes, Insurance Premiums and/or Common Charges Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums and Common Charges Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If Lender determines in its reasonable judgment that the funds in the Tax and Insurance Subaccount will be insufficient to pay (or in excess of) the Property Taxes, Insurance Premiums or Common Charges Insurance Premiums next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Tax and Insurance Subaccount.

3.4 Holdback Cash Collateral Subaccount. Borrower shall deposit with Lender $500,000 on the date hereof and Lender will transfer such amounts into a Subaccount (the “Holdback Cash Collateral Subaccount”) as cash collateral for the Debt. Provided no Event of Default has occurred and is continuing, on the Payment Date following the Calculation Date when the Debt Yield first equals or exceeds 8.5%, any funds in the Holdback Cash Collateral Subaccount shall be disbursed to Borrower. Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default to apply all sums then on deposit in the Holdback Cash Collateral Subaccount to the Debt, in such order and in such manner as Lender shall elect, including to make a prepayment of Principal (together with the applicable Yield Maintenance Premium applicable thereto).

3.5 Capital Expense Reserve.

(a) Borrower shall deposit with Lender (i) $0 on the date hereof and (ii) on each Payment Date an amount initially equal to one-twelfth (1/12) of the product obtained by multiplying $150 by the aggregate number of residential units of space in the Property (initially $7,750 per month) and Lender will transfer such amounts into a Subaccount (the “Capital Expense

Reserve Subaccount”). Additionally, upon thirty (30) days’ prior notice to Borrower, Lender may reassess the amount of the monthly payment required under this Section 3.5 from time to time in its reasonable discretion to address unanticipated changes at the Property (based upon its then current underwriting standards).

(b) Provided that no Event of Default has occurred and is continuing, Lender shall disburse funds held in the Capital Expense Reserve Subaccount to Borrower, within ten (10) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month, and provided that the first such disbursement may not occur prior to the date that is forty five (45) days after the date hereof), in increments of at least $5,000 provided that (i) such disbursement is for an Approved Capital Expense; (ii) with respect to any disbursement exceeding $150,000, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved Capital Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay or reimburse Borrower for Approved Capital Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full if due, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used to pay the previously identified Approved Capital Expenses, (B) lien waivers or other evidence of payment satisfactory to Lender unless the requested disbursement shall be used to pay for such Approved Capital Expense directly (and not to reimburse Borrower for the Approved Capital Expense previously paid for by Borrower), in which case Borrower shall be required to deliver such items with respect to the Approved Capital Expense which was the subject of the previous disbursement and conditional lien waivers with respect to the requested items to be paid for from the requested disbursement, (C) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender or otherwise constituting Permitted Encumbrances and (D) such other evidence as Lender shall reasonably request (including, if required by Lender for any Approved Capital Expense at the Property to be funded by the requested disbursement exceeding $150,000, a report from Lender’s Construction Consultant) that the Approved Capital Expenses at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Any such disbursement of more than $25,000 to pay (rather than reimburse) Approved Capital Expenses may, at Lender’s option, be made by direct check payable to the payee on such Approved Capital Expenses.

3.6 Cash Collateral Subaccount. If a Cash Management Period shall have commenced, then on the immediately succeeding Payment Date and on each Payment Date thereafter during the continuance of such Cash Management Period, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into a Subaccount (the “Cash Collateral Subaccount”) as cash collateral for the Debt. Any funds in the Cash Collateral Subaccount and not previously disbursed or applied shall, upon the termination of such Cash Management Period, be applied and disbursed in accordance with Section 3.2(a) hereof. Lender shall have the right, but not the obligation, at any time (a) during the continuance of an Event of Default or (b) subsequent to the second Calculation Date following the commencement of a Cash Management Period (whether or not an Event of Default is then continuing), to apply all sums then on deposit in the Cash Collateral Subaccount to the Debt, in such order and in such manner as

Lender shall elect, including to make a prepayment of Principal (together with the applicable Yield Maintenance Premium applicable thereto).

3.7 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Cash Management Account, and all Subaccounts created pursuant to this Agreement (collectively, the “Cash Management System Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to and to cause Manager to hold in trust for the benefit of Lender, all Rents in its possession prior to the (a) payment of such Rents to Lender or (b) deposit of such Rents into the Cash Management System Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management System Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management System Account in any order and in any manner as Lender shall elect without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents. Cash Management System Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Cash Management System Account (other than the Tax Subaccount and the Insurance Subaccount) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly disbursed to Borrower.

3.8 Security Deposits. Borrower shall keep and hold all security deposits under residential Leases in accordance with applicable Legal Requirements and at a separately designated account under Borrower’s control (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Lender) so that the security deposits shall not be commingled with any other funds of Borrower. After the occurrence of an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under residential Leases, to be held in an account by Lender (the “Security Deposit Subaccount”) subject to the terms of the residential Leases. Security deposits held in the Security Deposit Subaccount will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender).

3.9 Pre-Paid Rent Reserve. Lender hereby expressly acknowledges that, given the nature of the type of tenants and leasing which is contemplated hereunder in connection with the operation of the Property by Borrower as student housing, pre-paid Rent will be from time to time paid by tenants to Borrower, and Lender hereby agrees that, notwithstanding anything contained in this Agreement or in any of the other Loan Documents to the contrary, subject to the reserve and escrow requirements provided for below, such receipt of pre-paid Rent shall not be prohibited under the terms of this Agreement, nor shall the payment and receipt of such pre-paid Rent be or constitute an Event of Default. Notwithstanding the foregoing, however, as a condition and requirement for such receipt of pre-paid Rent, all such Rent which is paid to Borrower and which is applicable to a period more than one (1) month in advance of its due date shall be delivered by Borrower to Lender and shall be deposited by Lender in a Subaccount (the “Pre-Paid Rent Reserve Subaccount”); and upon the date or dates any such pre-paid Rent becomes due and payable under the terms of any Lease, such amount shall be distributed by Lender from such Pre-Paid Rent Reserve Subaccount to the Clearing Account in payment thereof.

3.10 Common Charges Reserve.

(a) To the extent Common Charges are established and payable pursuant to the terms of the Condominium Documents (the parties hereto acknowledging that as of the date hereof, no such Common Charges have been established), Borrower shall thereafter deposit with Lender on each Payment Date, an amount equal to the monthly amount set forth in the Approved Annual Budget for Common Charges (other than Common Charges Insurance Premiums, which shall be escrowed pursuant to Section 3.3 above) (initially $0 per month) (plus any other amounts that may be due for such Common Charges which are not included in the Approved Annual Budget). Lender will transfer such amount into a Subaccount (the “Common Charges Subaccount”). If Lender determines in its reasonable judgment that the funds in the Common Charges Subaccount will be insufficient to pay (or in excess of) the amounts due or to become due for Common Charges due under the Condominium Documents, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Common Charges Subaccount.

(b) During the continuance of an Event of Default, the Common Charges Funds on deposit in the Common Charges Subaccount may be used by Lender, at Lender’s sole and absolute election and discretion, for the payment of Common Charges or other operating expenses for the Property. Any such disbursement of more than $10,000 to pay (rather than reimburse) Common Charges may, at Lender’s option, be made by direct check payable to the payee of such Common Charges.

4. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 2 hereto with reference to a specific Section of this Article 4:

4.1 Organization; Special Purpose.

(a) Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the Property is located and in each other jurisdiction where it is required to be so qualified in connection with its properties, business and operations.

(b) Borrower and Sole Member has at all times since its formation been, and as of the date hereof is, a Special Purpose Bankruptcy Remote Entity.

4.2 Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents by it, and has the power and authority to execute, deliver and perform under the Loan Documents and all the transactions contemplated thereby. The Loan Documents have been duly authorized, executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.3 No Conflicts. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. Borrower’s rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgage, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, the Loan Documents or the consummation of the transactions contemplated hereby, has been obtained and is in full force and effect.

4.4 Litigation. There are no actions, suits or other proceedings at law or in equity by or before any court or Governmental Authority now pending or threatened in writing against or affecting Borrower, Guarantor, Key Principal, Manager or the Property, in any court or by or before any other Governmental Authority, which, if adversely determined, might have a Material Adverse Effect.

4.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might have a Material Adverse Effect. To Borrower’s knowledge, Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have a Material Adverse Effect. Borrower is not in default, and has not received notice of any event or condition that with the giving of notice or the passage of time would constitute a default, in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound, and to Borrower’s knowledge, there are no defaults under any such agreement by any other party thereto.

4.6 Title. Borrower has good, marketable and indefeasible title in fee to the real property and indefeasible title in fee to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer Taxes, deed stamps, intangible Taxes or other amounts in the nature of transfer Taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. To Borrower’s knowledge, the Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on Borrower’s interest in the Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, mortgage recording, stamp, intangible or other similar Taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All Taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy. The Permitted Encumbrances, individually or in the aggregate, do not (a) to Borrower’s knowledge, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value, operation or use of the Property, or (c) impair Borrower’s ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may become a Lien on the Property. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. To Borrower’s knowledge, the Survey does not fail to reflect any material matter affecting the Property or the title thereto. To Borrower’s knowledge, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy. To Borrower’s knowledge, each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.7 No Bankruptcy Filing. Neither Borrower nor any of Borrower’s Constituents are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or properties (a “Bankruptcy Proceeding”), and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons. In addition, neither Borrower, Guarantor nor any principal nor Key Principal of Borrower has been a party to, or the subject of a Bankruptcy Proceeding for the past ten (10) years.

4.8 Full and Accurate Disclosure. No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Lender which adversely affects, or, as far as Borrower can foresee, might have a Material Adverse Effect. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, Guarantor and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, Guarantor and the Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Guarantor or the Property from that set forth in said financial statements.

4.9 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local Tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local Taxes, charges and assessments payable by Borrower. Borrower’s Tax returns (if any) properly reflect the income and Taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

4.10 ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrower, Guarantor or any ERISA Affiliate do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, Guarantor nor any ERISA Affiliate maintains, sponsors or contributes to, or has any obligations with respect to, a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Neither Borrower nor Guarantor has engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material Tax imposed under the provisions of Section 4975 of the Code.

4.11 Compliance. Borrower and the Property (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking, building and applicable zoning and land use laws, codes, regulations and ordinances). Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might have a Material Adverse Effect. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. The Property is used exclusively for student housing use, retail use, and other appurtenant and related uses. Except to the extent set forth in the Zoning Report, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened in writing with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

4.12 Physical Condition. Except as may be expressly set forth in the Physical Conditions Report or on Schedule 13 hereto, or has otherwise been disclosed in writing to Lender by Borrower, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages to the Property, whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located the flood insurance required pursuant to Section 7.1.1 hereof is in full force and effect with respect to the Property. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

4.13 Leases.

(a) The rent roll attached hereto as Schedule 3 (the “Rent Roll”) is true, complete and correct and the Property is not subject to any Leases other than the Leases described in the Rent Roll.

(b) There are no defaults by Borrower under the Material Leases, or defaults under any other Leases that could reasonably be expected to result in a Material Adverse Effect. To Borrower’s knowledge, there are no material defaults by any Tenants under the existing Leases except as shown on the Rent Roll nor by any guarantors under the existing Lease Guaranties. The existing Leases, including the existing Lease Guaranties, are in full force and effect.

(c) To Borrower’s knowledge, none of the Tenants now occupying 10% or more of the rentable space at the Property or having a current Lease affecting 10% or more of such rentable space is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

(d) No existing Lease may be amended, terminated or canceled unilaterally by a Tenant, and no Tenant may be released from its obligations, except in the event of material casualty or Condemnation.

(e) Except as set forth on the Rent Roll, Borrower has not accepted any payment of rent more than one month in advance of its due date, nor any security deposit in an amount exceeding one month’s rent.

(f) Borrower has delivered to Lender true, correct and complete copies of all existing Leases, including all existing modifications and amendments, and including all existing Lease Guaranties). All agreements between the landlord and Tenant or between the landlord and any guarantor pertaining to any of such Leases are set forth in writing and are included in such copies that have been so delivered.

(g) Neither the Leases nor the Rents have been assigned or pledged except to Lender or except to any prior unaffiliated lender in connection with any prior loan that has been repaid in full and the obligations under which have been fully and finally extinguished, and no other Person has any interest therein except the tenants thereunder.

4.14 Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).

4.15 Ownership of Borrower. The organizational chart attached as Schedule 1 hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof and shows all Persons holding direct or indirect ownership interests in Borrower. Borrower has delivered to Lender true and correct copies of all Borrower’s organizational documents and except as expressly approved by Lender in writing, there have been no changes in Borrower’s Constituents since the date that such documents were delivered by Borrower.

4.16 Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Person.

4.17 Management Agreement. Each Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.

4.18 Name; Principal Place of Business. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1 hereof, and Borrower has no other place of business.

4.19 Other Debt. There is no indebtedness with respect to the Property or Borrower (directly or indirectly) or any excess cash flow or any residual interest therein, whether secured or unsecured, including, but not limited to, any mezzanine or preferred equity financing, other than Permitted Encumbrances, Permitted Indebtedness and the Preferred Equity Investment.

4.20 Assignment of Leases and Rents. The assignment of leases and rents set forth in the Mortgage creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

4.21 Insurance. Borrower has obtained and has delivered to Lender certificates of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.22 No Foreign Person or Prohibited Person; Source of Funds. No Borrower Control Person is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code. No Borrower Control Person is a Prohibited Person or receives any of its revenue or capital from business conducted in or with Sanctioned Countries.

4.23 Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, the REA has not been modified, amended or supplemented.

4.24 Illegal Activity/Patriot Act.

(a) No portion of the Property has been or will be purchased with proceeds of any illegal activity. The Property is not being used by Borrower for the production, distribution or sale of marijuana, cannabis or their byproducts and to Borrower’s knowledge, no tenant is using the Property for such purpose.

(b) Neither Borrower nor any of Borrower’s Constituents is or will be held, by a person or entity that appears on a list of individuals and/or entities for which transactions are prohibited by the US Treasury Office of Foreign Assets Control or any similar list maintained by any other Governmental Authority, with respect to which entering into transactions with such person or entity would violate the Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation and Borrower shall provide evidence as reasonably requested by Lender from time to time, to confirm compliance.

4.25 Condominium.

(a) All of the Condominium Documents are in full force and effect, unmodified by any writing or otherwise.

(b) Borrower has not sent or received a notice of default under any of the Condominium Documents.

(c) All conditions of the Condominium Documents which were required to be satisfied, and all approvals which were required to be given, as of the date hereof, have been satisfied, given or waived.

(d) No party is in default under any of the terms or provisions of the Condominium Documents and no event has occurred which with the passage of time or the giving of notice or both would constitute an event of default by Borrower under any of the Condominium Documents.

(b) Borrower has delivered to Lender a true and correct copy of each of the Condominium Documents, certified by Borrower, together with true and correct copies of all amendments and modifications thereof.

(c) There are currently no Common Charges or other charges, fees, assessments and reserves under the Condominium Documents that are payable by Borrower.

(d) The Condo Association does not currently maintain property insurance coverage as set forth under Section 8 of the Bylaws. In the event that, following the date hereof,

the Condo Association maintains property insurance coverage, Lender shall be named as mortgagee on all such property insurance policies.

(e) The Condo Association does not currently have a Board of Directors. The Unit Owners have appointed Michael Jacoby to act as agent on behalf of the Condo Association.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations, warranties and covenants set forth in the Environmental Indemnity above shall survive in perpetuity.

5. COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

5.1 Existence. Borrower shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses and all applicable governmental authorizations, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.2 Property Taxes and Other Charges. Unless otherwise paid to Lender as provided in Section 3.1, Borrower shall pay all Property Taxes and Other Charges. The Property Taxes and Other Charges shall be paid not later than the dates on which the same would become delinquent and Borrower shall produce to Lender receipts of the imposing authority, or other evidence reasonably satisfactory to Lender, evidencing the payment of the Property Taxes and Other Charges in full. Borrower may elect by appropriate legal action to contest any Property Tax or Other Charge, provided, however, Borrower shall first deposit cash with Lender as a reserve in an amount which Lender determines is sufficient to pay the Property Tax or Other Charge plus all fines, interest, penalties and costs which may become due pending the determination of the contest. If Borrower deposits this sum with Lender, Borrower shall not be required to pay the applicable Property Tax or Other Charge provided that the contest operates to prevent enforcement or collection of the applicable Property Tax or Other Charge, and the sale and forfeiture of, the Property, and is prosecuted with due diligence and continuity. Upon termination of any proceeding or contest, Borrower shall pay the amount of the Imposition as finally determined in the proceeding or contest. Provided that there is not then an Event of Default, the monies which have been deposited with Lender pursuant to this Section shall be applied toward such payment and the excess, if any, shall be returned to Borrower.

5.3 Access to Property. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof during normal business hours upon forty-eight (48) hours’ notice (except in the event of an emergency or if an Event of Default exists) (which may be given verbally). If Lender reasonably believes that there is a violation of Legal Requirements or there then exists an Event of Default, subject to the rights of Tenants under

Leases, Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property.

5.4 Repairs; Maintenance and Compliance; Alterations.

5.4.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names (if any), and Borrower shall cause the Property to be maintained in a good and safe condition and repair. Borrower shall promptly comply with all Legal Requirements and promptly cure properly any violation of a Legal Requirement. Borrower shall notify Lender in writing within three (3) Business Day after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

5.4.2 Alterations. Borrower shall abstain from, and not permit the commission of waste to the Property and shall not remove or alter in any substantial manner, the structure or character of any Improvements without the prior written consent of Lender. For the purposes hereof, except for Required Repairs, any alteration that (i) affects the structural elements of the Property or (ii) will cost in excess of $350,000 shall be considered to be a substantial alteration requiring Lender’s consent. Lender may condition its consent to any such alteration on (a) receipt of acceptable plans and specifications, (b) review and approval of contractors and architects and (c) Borrower posting security with Lender, in an amount estimated by Lender as necessary to cover the costs and expenses of the alteration. Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2.

5.4.3 Required Repairs. Borrower shall, at its sole cost and expense, perform and complete each item of the repairs at the Property described on Schedule 13 hereto (the “Required Repairs”) within one (1) year of the date hereof and shall, upon completion of same, promptly provide Lender with an Officer’s Certificate certifying that the Required Repairs have been completed in a lien-free, good and workmanlike manner and in accordance with all applicable Legal Requirements and stating that each Person that performed work with respect to the Required Repairs was paid in full (together with lien waivers and reasonably supporting documentation if reasonably requested by Lender).

5.5 Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, including the Loan Documents and the Condominium Documents.

5.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, and at Borrower’s sole cost and expense, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.

5.7 Further Assurances. Borrower shall, at Borrower’s sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; (ii) provide all such information as Lender may reasonably require to ensure Borrower’s ongoing compliance with Sections 5.23 and 5.29 hereof, including ensuring compliance with all “know your customer” procedures as Lender may from time to time institute with respect to loans that are of a similar size and nature as the Loan; and (iii) upon Lender’s request therefor given from time to time after the occurrence of any Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

5.8 Title to the Property. Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

5.9 Leases.

5.9.1 Generally. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s-length transactions with bona fide, independent third-party tenants.

5.9.2 Lease Approvals.

(a) Material Leases. Borrower shall not enter into a proposed Material Lease or a proposed renewal, extension or modification of an existing Material Lease without the prior written consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed. Prior to seeking Lender’s consent to any Material Lease, Borrower shall deliver to Lender a copy of such proposed lease (a “Proposed Material Lease”), together with any information reasonably requested by Lender relating to the proposed tenant and lease guarantor (if applicable), including any credit and background checks performed by Borrower relating to such tenant and lease guarantor. Lender shall review and approve or disapprove each Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease for which Lender’s approval is required under this Agreement within ten (10) Business Days of the submission by Borrower to Lender of a written request for such approval, accompanied by a final copy of the Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease. If requested by Borrower, Lender will review and grant conditional approvals of Proposed Material Leases or proposed renewals, extensions or modifications of existing Material Leases at any stage of the leasing process, from initial “term sheet” through negotiated lease drafts, provided that Lender shall retain the right to disapprove any such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease, if subsequent to any preliminary approval material changes are made to the terms previously approved by Lender, or additional material terms are added that had not previously been considered and approved by Lender in connection with such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a proposed Lease with a tenant that has stated an intention to use its demised premises for the production, distribution or sale of marijuana, cannabis or their byproducts (including, but not limited to, cannabidiol) or a proposed renewal (other than and except for a renewal as of right by the underlying tenant), extension or modification of an existing Lease with such a tenant without the prior written consent of Lender, which consent shall be in the sole and absolute discretion of Lender.

(b) Minor Leases. Notwithstanding the provisions of Section 5.9.2(a) above, provided that no Event of Default is continuing, renewals, amendments and modifications of existing Leases and proposed leases shall not be subject to the prior approval of Lender provided (i) the proposed lease would be a Minor Lease or the existing Lease as amended or modified or the renewal Lease is a Minor Lease, (ii) the proposed lease shall be written substantially in accordance with the standard form of residential Lease or non-residential Lease, as applicable, which shall have been approved by Lender; provided, however, that non-residential Leases for space less than 5,000 square feet may instead be on a tenant’s required standard form lease or in a form of lease previously negotiated by Borrower’s Affiliates with such tenant at another location, (iii) the proposed lease shall be with a tenant that is creditworthy, as reasonably determined by Borrower, (iv) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (a) shall provide for net effective rental rates and, if applicable, tenant improvements (with respect to non-residential tenants) and leasing commission amounts, comparable to existing local market rates, and otherwise on market terms, (b) shall be arm’s-length transactions with bona fide, independent third-party tenants, (c) shall have an initial term (together with all renewal options) of (X) with respect to residential Leases, not less than nine (9) months and not greater than fifteen (15) months (including extension options) (provided that a maximum of ten percent (10%) of the residential Leases in place at the Property at any time may have a term of less than nine (9) months and/or greater than fifteen (15) months (including extension options)) and (Y) with respect to non-residential Leases, not less than twelve (12) months and not greater than ten (10) years (including all extension options), (c) shall provide for automatic self-operative subordination to the Mortgage and, at Lender’s option, (x) attornment to Lender and (y) if applicable pursuant to applicable law, the unilateral right by Lender, at the option of Lender, to subordinate the Lien of the Mortgage to the Lease, and (d) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property), any requirement for a non-disturbance or recognition agreement. Borrower shall deliver to Lender copies of all Leases which are entered into pursuant to the preceding sentence together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence (i) within ten (10) days after the execution of the Lease with respect to non-residential Leases and (ii) upon Lender’s request or as otherwise required hereunder with respect to residential Leases.

(c) Provided that no Event of Default is then continuing, to the extent, if any, that Lender’s prior written approval is required pursuant to this Section 5.9.2, such request for approval shall be deemed approved if (i) the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “CONSENT SOUGHT - FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.9.2 OF THE LOAN AGREEMENT, DATED AS OF NOVEMBER 22, 2022, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO BSR MIDTOWN CURRENT LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same has been delivered; and (ii) if Lender fails to respond or to deny such request for approval in writing within the first (5) Business Days of such ten (10) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “CONSENT SOUGHT - SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.9.2 OF THE LOAN AGREEMENT, DATED AS OF NOVEMBER 22, 2022, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO BSR MIDTOWN CURRENT LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such final ten (10) Business Day period.

5.9.3 Additional Covenants with respect to Leases

(a) Borrower (i) shall observe and perform the material obligations imposed upon the lessor under each Lease and shall not do or permit anything to impair the value of the Leases as security for the Debt; (ii) shall deliver to Lender a copy of any material notice delivered to Borrower by or on behalf of tenants under the applicable non-residential Lease, within three (3) Business Days after receipt by Borrower; (iii) shall give Lender a copy of any material written notice given by Borrower to a tenant under a Lease simultaneously with the giving of such notice to tenant; (iv) shall promptly send copies to Lender of all notices of default that Borrower shall send or receive under the Leases; (v) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (vi) shall not collect any of the Rents more than one (1) month in advance (other than security deposits) unless the same are deposited into the Pre-Paid Rent Reserve Subaccount pursuant to Section 3.9 hereof; (vii) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (viii) shall not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (ix) shall not consent to any assignment of or subletting under any non-residential Lease without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; and (x) shall not cancel or terminate any Lease or accept a surrender thereof without the prior consent of Lender.

(b) Borrower covenants and agrees that all contracts and agreements relating to the Property requiring the payment of leasing commissions or management fees or other similar compensation shall (i) provide that the obligation will not be enforceable against Lender and (ii)

be subordinate to the lien of the Mortgage. Borrower shall provide Lender with evidence of Borrower’s compliance with this Section 5.9.3 upon request.

5.10 Estoppel Statement.

(a) After request by Lender, but no more than twice in a twelve (12) month period (except during an Event of Default), Borrower shall within ten (10) Business Days furnish Lender with a written statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more than once during any calendar year (except during an Event of Default).

(c) Borrower shall deliver to Lender, upon request, estoppel certificates from the Condo Association, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more than once during any calendar year (except during an Event of Default).

5.11 Property Management.

5.11.1 Management Agreement. Borrower shall (i) cause the Property to be managed pursuant to each Management Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under each Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Lender of any default under any Management Agreement of which it is aware; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under any Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by each Manager under each Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under any Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of any Management Agreement on the part of Borrower to be performed or observed. Without Lender’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, Borrower shall not (a) surrender, terminate, cancel, extend or renew any Management Agreement or otherwise replace any Manager or enter into any other management agreement (except pursuant to Section 5.11.2 below); (b) reduce or consent to the reduction of the term of any Management Agreement; (c) increase or consent to the increase of the amount of any charges under any Management Agreement; (d) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, any Management Agreement; or (e) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under any Management Agreement (or any successor management agreement) if such default permits any Manager to terminate any Management Agreement (or such successor management agreement). Notwithstanding anything to the contrary contained herein, so long as no Event of Default is then continuing, Borrower shall have the right to extend the term pursuant to express rights already contained in the existing Management Agreement.

5.11.2 Termination of Manager. If (i) an Event of Default shall be continuing, (ii) any Manager is in monetary or material non-monetary default under any Management Agreement, or (iii) any Manager shall become a debtor in any bankruptcy or insolvency proceeding, Borrower shall, at the request of Lender, terminate such Management Agreement and replace such Manager with a Qualified Manager pursuant to a Replacement Management Agreement. Borrower’s failure to appoint a Qualified Manager and deliver a Replacement Management Agreement within thirty (30) days after Lender’s request of Borrower to terminate such Management Agreement shall constitute an immediate Event of Default. Borrower may from time to time, including upon a Management Takeover Event, appoint a successor manager to manage the Property, provided that such successor manager is a Qualified Manager pursuant to a Replacement Management Agreement. If at any time a new manager is appointed pursuant to this Section 5.11.2, and such new manager is an Affiliate of Borrower, Borrower shall deliver to Lender a new substantive non-consolidation opinion letter in which Borrower is “paired” with such new manager.

5.12 Special Purpose Bankruptcy Remote Entity. Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not, directly or indirectly, make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity. A “Special Purpose Bankruptcy Remote Entity” shall have the meaning set forth on Schedule 5 hereto.

5.13 Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a student housing property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.14 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.15 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower without the prior written consent of Lender, which consent shall not be unreasonably withheld, provided that the terms are no less favorable to such Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.16 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.17 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.18 Principal Place of Business. Borrower shall not change its principal place of business or chief executive office from the address set forth in Section 6.1 hereof without first giving Lender ten (10 Business Days’ prior written notice.

5.19 Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent, may be conditioned upon receipt of an updated substantive non-consolidation opinion (if Lender reasonably determines that the same is necessary as a result of Borrower’s new structure). Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.20 Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt, (ii) the Mezzanine Loan, (iii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of two percent (2%) of the original amount of the Principal and (C) which in the case of such unsecured trade payables are paid within ninety (90) days of the date invoiced and (iv) equipment and furniture leases for items used in the common areas and amenity spaces in the residential areas of the Property in the maximum aggregate amount of $750,000 (collectively, “Permitted Indebtedness”).

5.21 Licenses. Borrower shall not Transfer any License required for the operation of the Property.

5.22 Compliance with Restrictive Covenants. Borrower shall at all times comply in all material respects with all Operations Agreements. Except as may be required in accordance with Section 2.4.2, Borrower will not enter into, modify, waive in any material respect or release any easements, Operations Agreements, the Condominium Documents or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent may be granted or denied in Lender’s reasonable discretion.

5.23 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any successor or assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower’s covenant in this clause (a) is based on the assumption that no portion of the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a “benefit plan investor” as defined in Section 3(42) of ERISA and with respect to which Borrower is a party in interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code) unless the conditions are satisfied.

(b) Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (i) Borrower and Guarantor are not and do not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) the assets of Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA, and any “benefit plan investor” as defined in Section 3(42) of ERISA.

5.24 Permitted Transfers of Interest in Borrower.

(a) Transfers Generally. Other than in accordance with this Section 5.24, Borrower shall not cause or permit a Transfer.

(b) Permitted Transfers. The prohibitions on transfer shall not be applicable to a Transfer and Assumption (as defined below) or a Permitted Transfer.

(c) Transfer and Assumption. Notwithstanding the foregoing and subject to the terms and satisfaction of all the conditions precedent set forth in this Section 5.24(c), Borrower shall have the right to Transfer the Property to another party (the “Transferee Borrower”) and have the Transferee Borrower assume all of Borrower’s obligations under the Loan Documents, and have replacement guarantors and indemnitors assume all of the obligations of the indemnitors and guarantors of the Loan Documents (collectively, a “Transfer and Assumption”). Borrower shall make a written application to Lender for Lender’s consent to the Transfer and Assumption, subject to the conditions set forth in this Section 5.24(c). Together with such written application, Borrower will pay to Lender the reasonable review fee then required by Lender. Borrower also shall pay on demand all of the reasonable costs and expenses incurred by Lender, including reasonable attorneys’ fees and expenses, in connection with considering any proposed Transfer and Assumption, whether or not the same is permitted or occurs. Lender’s consent, which may be withheld in Lender’s sole discretion, to a Transfer and Assumption shall be subject to the following conditions:

(1) Borrower has provided Lender with not less than sixty (60) days prior written notice, which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;

(2) No Event of Default has occurred and is continuing;

(3) Borrower has submitted to Lender true, correct and complete copies of any and all information and documents of any kind requested by Lender concerning the Property, the Transferee Borrower, replacement guarantors and indemnitors and Borrower;

(4) Evidence satisfactory to Lender has been provided showing that the Transferee Borrower and such of its Affiliates as shall be designated by Lender comply and will comply with Section 5.13 hereof, as those provisions may be modified by Lender taking into account the ownership structure of the Transferee Borrower and its Affiliates;

(5) Borrower shall have paid the amount requested by Lender as a deposit against Lender’s costs and expenses in connection with effecting the Transfer and Assumption;

(6) Borrower, the Transferee Borrower, and the replacement guarantors and indemnitors shall have indicated in writing in form and substance reasonably satisfactory to Lender their readiness and ability to satisfy the conditions set forth in clauses (i) - (v) below;

(7) Satisfactory Patriot Act and similar searches shall have been received by Lender with respect to (A) the Transferee Borrower, (B) guarantor, (C) any Person that controls Transferee Borrower or owns an equity interest in the Transferee Borrower which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;

(8) The identity, experience, financial condition and creditworthiness of the Transferee Borrower and the replacement guarantors and indemnitors shall be satisfactory to Lender;

(9) The proposed property manager and proposed Management Agreement shall be satisfactory to Lender;

(10) If all or any portion of the Loan is the subject of a co-lender, participation, syndication or other similar agreement and the consent or approval of one or more of the co-lenders, participants, syndicate lenders or other similar parties is required thereunder with respect to the proposed Transfer and Assumption, all such required consents or approvals have been obtained; and

(11) If the Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under the Mezzanine Loan Documents.

If Lender consents to the Transfer and Assumption, the Transferee Borrower and/or Borrower as the case may be, shall immediately deliver the following to Lender:

(i) Borrower shall deliver to Lender an assumption fee in the amount of one percent (1.00%) of the then Principal;

(ii) Borrower, the Transferee Borrower and the original and replacement guarantors and indemnitors shall execute and deliver to Lender any and all documents required by Lender, in form and substance required by Lender, in Lender’s sole discretion;

(iii) Counsel to the Transferee Borrower and replacement guarantors and indemnitors shall deliver to Lender (A) opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion with respect to the Transferee Borrower) and (B) opinions with respect to the due formation of the guarantor and due execution and enforceability of the recourse carve-out guaranty;

(iv) Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion (the “Endorsement”); and

(v) Borrower shall deliver to Lender a payment in the amount of all remaining unpaid costs incurred by Lender in connection with the Transfer and Assumption, including but not limited to, Lender’s reasonable attorneys’ fees and expenses, all recording fees, and all fees payable to the title company for the delivery to Lender of the Endorsement.

Notwithstanding anything to the contrary set forth in this Agreement, upon the closing of a Transfer and Assumption and execution of a replacement guaranty in accordance with the terms of this Section 5.24(c), Lender shall release Borrower and Guarantor from all obligations under the Loan Documents arising from and after the date of the Transfer and Assumption. Notwithstanding anything to the contrary herein, if Lender consents to a Transfer and Assumption, Borrower shall be permitted to distribute to Mezzanine Borrower proceeds from the Transfer and Assumption in an amount sufficient to prepay the Mezzanine Loan in full provided such funds are actually used to prepay the Mezzanine Loan in full.

(d) Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and disbursements incurred by Lender in connection with any Transfer and/or Transfer and Assumption.

5.25 Liens; Additional Financing.

(a) Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Lender, Permitted Encumbrances and the Preferred Equity Investment, unless such Lien is bonded or discharged within thirty (30) days after Borrower first receives notice of such Lien.

(b) Borrower shall not incur or permit the incurring of: (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property (including any loan or financing which is repaid by assessments or other taxes related to the Property including without limitation any Property-Assessed Clean Energy loan) or (ii) any pledge or encumbrance of any interest in Borrower or any of Borrower’s Constituents (collectively “Secondary Financing”), other than the Mezzanine Loan and the Preferred Equity Investment.

5.26 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation, division (whether pursuant to Section 18-217 of the Delaware Act or otherwise) or merger with or into any one or more other business entities, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) modify, amend, waive or terminate its qualification and good standing in any jurisdiction, or (iv) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

5.27 Expenses.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender or Servicer in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) enforcement of Borrower’s and Lender’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Borrower or required of Borrower under the terms of any Loan Document; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals, each of which shall be limited to once in any twelve (12) month period (except during an Event of Default); (vi) the creation, perfection or protection of Lender’s Liens in the Property (including fees and expenses for title and lien searches, intangibles Taxes, personal property Taxes, mortgage recording Taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports) and the Cash Management System Accounts; (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property or any other security given for the Loan; (viii) investigating, preparing, defending, settling, compromising, responding to, or enforcing or preserving any rights in response to any claim, action, suit, proceeding, investigation, prosecution, subpoena, or request for documents or other evidence under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan, whether or not in connection with an action in which Borrower is the named party; (ix) fees charged by Lender or Servicer and, if a Securitization has occurred, the Rating Agencies in connection with any modification of the Loan; and/or (x) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings.

(b) The obligations and liabilities of Borrower under this Section 5.27 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.28 Prohibited Persons; Economic Sanctions; Anti-Money Laundering; Corporate Transparency Act.

(a) Borrower hereby represents, warrants and covenants and agrees that:

(1) no Borrower Owner Person or any officer or director of any of them, (a) is or shall become a Prohibited Person, or (b) is or shall become directly or indirectly owned or Controlled by any Prohibited Person;

(2) at all times until the full satisfaction of the Debt, none of the funds of Borrower, Guarantor or any other Person that are used to repay the Debt shall be derived from (a) conducting business or transacting with any Prohibited Person (including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person), (b) dealing in any property or interests in property blocked pursuant to the Executive Order, or (c) activities involving the violation of any Anti-Money Laundering Laws;

(3) none of the proceeds of the Loan shall be used to facilitate any business, transactions, or other activity with any Prohibited Person or activities involving the violation of any Anti-Money Laundering Laws; and

(4) Borrower shall promptly deliver to Lender any certification and other evidence reasonably requested from time to time by Lender confirming compliance by Borrower with this Section 5.28.

(b) At all times until the full satisfaction of the Debt, (i) none of the funds or other assets of any of Borrower, Guarantor, any Borrower Control Person or any Person that Controls Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et. seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder or any other laws, regulations or executive orders administered by OFAC with the result that an investment in Borrower (whether directly or indirectly) is prohibited by Legal Requirements or the Loan made by Lender is in violation of law (an “Embargoed Person”), (ii) no Embargoed Person shall have any direct or indirect interest of any nature whatsoever in Borrower with the result that such investment in Borrower (whether direct or indirect) is prohibited by Legal Requirements or that any of the Transactions are in violation of any Legal Requirements, and (iii) none of the funds of any of Borrower, Guarantor, any Borrower Control Person or any Person that Controls Guarantor shall be derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly) is prohibited by Legal Requirements or that any of the Transactions are in violation of any law.

(c) Borrower hereby represents and warrants to Lender that as of the Effective Date, each Reporting Company is in compliance with the terms, conditions, regulations and reporting and disclosure requirements of the Corporate Transparency Act.

(d) Borrower hereby covenants and agrees with Lender that, from and after the Effective Date, Borrower shall cause each Reporting Company to (i) at all times comply with the terms, conditions, regulations and reporting and disclosure requirements of the Corporate Transparency Act and (ii) provide to Lender upon request by Lender any information necessary (a) for Lender to confirm that any such Reporting Company has complied with all reporting and disclosure requirements under the Corporate Transparency Act and (b) to permit Lender to comply with the terms, conditions, regulations and reporting and disclosure requirements of the Corporate Transparency Act in respect of the Loan and the transactions contemplated by this Agreement and the other Loan Documents. Borrower shall promptly deliver to Lender any certification and other evidence reasonably requested from time to time by Lender confirming compliance by Borrower and each other Reporting Company with this Section 5.28.

(e) Borrower hereby consents, on behalf of Borrower and each Reporting Company, to permit FinCEN to disclose the beneficial ownership information of each Reporting Company and any other information disclosed to FinCEN pursuant to the Corporate Transparency Act to Lender in accordance with the terms of the Corporate Transparency Act. Borrower hereby (i) represents and warrants that each Reporting Company has, on behalf of such Reporting Company, provided such a consent in writing, and (ii) covenants and agrees that Borrower shall obtain and deliver to Lender any additional consents and/or documentation from any such Reporting Company necessary to effectuate such a consent from any such Reporting Company as may be required by FinCEN, from time to time, for FinCEN to release to Lender all such beneficial ownership information and other information disclosed to FinCEN pursuant to the Corporate Transparency Act.

(f) Notwithstanding the foregoing, with respect to any direct or indirect constituent of Borrower or Guarantor that is not a U.S. Person, such non-U.S. Person shall not be required to comply with any of the provisions in this Section 5.28 if doing so would constitute a violation of the domiciliary law applicable to such non-U.S. Person, provided, however, that if such non-U.S. Person is not required to comply with the provisions of this Section 5.28, Borrower shall deliver written notice to Lender which written notice shall include, among other things, (i) the identity of such non-U.S. Person, (ii) the justification for such non-U.S. Person’s non-compliance and (iii) such other written evidence reasonably required by Lender confirming the same.

(g) The representations, warranties, covenants and agreements set forth in this Section 5.28 shall be deemed remade and reaffirmed by Borrower as of each date that Borrower (i) makes a payment to Lender under this Agreement and/or the other Loan Documents or (ii) receives any advance or disbursement of the proceeds of the Loan or any payment from Lender. Borrower shall promptly notify Lender in writing should Borrower become aware of any change in the information set forth in the representations, warranties, covenants and agreements in this Section 5.28 or if any of the representations or warranties in this Section 5.28 become untrue or incomplete in any respect.

5.29 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Guarantor, or the Property which could, if determined adversely to Borrower, Guarantor, or the Property, be reasonably expected to have a Material Adverse Effect.

5.30 Indemnity. Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages (other than special, exemplary, punitive or consequential damages, unless such damages are actually paid or payable by Lender to a third party), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable, out-of-pocket fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses) (collectively, “Losses”), that may be imposed on or incurred by any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by any Borrower of its obligations under, or any misrepresentation by any Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of any Borrower, or contained in any documentation approved by any Borrower; (iv) the ownership of any Mortgage, any Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property; (viii) any failure of any Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Property or any part thereof, or any liability asserted against Lender with respect thereto; (x) the claims of any lessee of any portion of any Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (xi) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Borrower, the Loan Documents, any Property, or any other security given for the Loan; (xii) enforcing any wire fraud or similar fraud in connection with the payment or prepayment of any funds to Lender by wire transfer or other means of payment pursuant to this Agreement or the other Loan Documents; and (xiii) investigating, preparing, defending, settling, compromising, responding to, or enforcing or preserving any rights in response to any claim, action, suit, proceeding, investigation, prosecution, subpoena, or request for documents or other evidence under or affecting any Borrower, the Loan Documents, the Property, or any other security given for the Loan, whether or not in connection with an action in which Borrower is the named party; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this Section 5.30 shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.30 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.31 Wiring Instructions. Borrower shall verbally verify all payment instructions before transmitting any payment or prepayment of funds by wire transfer or other means of payment, including but not limited to any payment on the date hereof. Borrower agrees that the prevention of wire fraud is Borrower’s responsibility and agrees to verbally verify by telephone call to a previously verified telephone and contact for each the wiring instructions for Lender and Servicer and any changes to such wiring instructions, even if the same are attached to this Agreement. Lender and Servicer will not be deemed to have received any payment or deposits sent by wire transfer or other electronic means unless actually received in their respective actual account. Lender and Servicer are not are not responsible or liable for, nor will they be deemed to have received any funds, that are misdirected due to wire fraud or any other fraudulent activity, including, without limitation, the fraudulent manipulation of the wiring instructions by any party.

5.32 Condominium Covenants.

(a) Borrower shall perform all of the obligations of the Unit Owners under the Condominium Documents.

(b) If and to the extent applicable, Borrower shall promptly pay, when due and payable all charges, dues and assessments imposed on the Unit Owners under the Condominium Documents, including without limitation, any Common Charges. If Borrower shall default in the performance or observance of any material term, covenant or condition of any of the Condominium Documents on the part of Borrower to be performed or observed, then, after the expiration of any applicable notice and cure periods and without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Condominium Documents on the part of Borrower, to be performed or observed or to be promptly performed or observed on behalf of Borrower. Lender and any person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the Property at any reasonable time, on reasonable notice and from time to time for the purpose of taking any such action. If Borrower fails to pay the Common Charges before the same are delinquent, Lender may pay the same and such amounts shall be added to the Debt and shall bear interest at the Default Rate until paid. All sums so paid and expended by Lender and the interest thereon shall be secured by the Mortgage.

(c) Without Lender’s prior consent, not to be unreasonably withheld or delayed, Borrower shall not (i) modify, change, supplement, alter, amend in any material respect or terminate any of the Condominium Documents, including establishing or permitting the establishment of a Board of Directors, (ii) waive or release any rights thereunder or (iii) consent to any material increase in its obligations thereunder. Borrower hereby assigns to Lender, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of the Mortgage and this Agreement, all of the rights, privileges and prerogatives of Borrower, to modify, change, supplement, alter, amend or terminate any of the Condominium Documents as provided above and any modification, change, supplement, alteration, amendment or termination of any of the Condominium Documents in violation of the foregoing without the prior consent of Lender shall be void and of no force and effect. Borrower may make any immaterial modification, change, supplement, alteration, or amendment to the Condominium Documents without Lender’s consent unless such an immaterial modification, change, supplement, alteration, amendment could reasonably be expected to (A) adversely affect Borrower or the Property, or Borrower’s business, properties, operations or condition, financial or otherwise, (B) adversely affect the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents or (C) otherwise impair the Lien of the Mortgage.

(d) In each and every case in which, under the provisions of the Condominium Documents, the consent or the vote of the “Unit Owners” or Board of Directors (if established) is required, Borrower shall not vote or give such consent or allow the members on the Board of Directors (if established) appointed by Borrower to vote or give such consent, in any manner that could impair the Lien of any Mortgage or the security therefor without, in each and every case, the prior written consent of Lender.

(e) In the event a Board of Directors is established pursuant to and in accordance with the Condominium Documents and the terms hereof, Borrower shall cause each of the members of the Board of Directors appointed by Borrower to execute and deliver to Lender an undated conditional resignation (a “Conditional Resignation”) of each such member in substantially the same form as Schedule 12 attached hereto, whereby each such member tenders his/her resignation from the Board of Directors and instructs the Board of Directors that the successor members shall be designated by Lender, effective upon written notice from Lender to the Board of Directors that an Event of Default has occurred; it being understood and agreed to that such notice from the Lender shall be conclusive evidence that an Event of Default has occurred and the Board of Directors may rely on such notice from Lender without any further inquiry or investigation. Upon the occurrence of an Event of Default and the acceleration of the Loan, Lender may, by notice to Borrower, tender any Conditional Resignation hereafter delivered in connection with the Loan to the Board of Directors, whereupon the resignation of any such member shall become effective and successor members to the Board of Directors shall be designated by Lender.

(f) If the Board of Directors is established, Borrower will not appoint any members to the Board of Directors, or remove or replace any of the members of the Board of Directors appointed by Borrower, in each case, without the prior consent of Lender, not to be unreasonably withheld or delayed; provided that such consent may be conditioned upon the delivery of a Conditional Resignation by such replacement member.

6. NOTICES AND REPORTING

6.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid or e-mailed (with confirmation of delivery thereof) to the e-mail addresses for Lender to the extent set forth in this Section 6.1 with a subject line identifying the purpose of such Notice and the name of the Property and Borrower (provided that any notice sent by e-mail shall also be simultaneously sent by one other method under this Section 6.1, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Lender: American General Life Insurance Company

The Variable Annuity Life Insurance Company

28 Liberty Street, 47th Floor

New York, NY 10005-1445

Attention: CML Legal Notices

E-mail: CMLnotices@aig.com

with a copy to: Blackstone Real Estate Debt Strategies

345 Park Avenue

New York, New York 10154

Attention: Kevin Pivnick

Email: Kevin.Pivnick@Blackstone.com

with a copy to: Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019-9710
Attention: Stephen Gliatta, Esq.
Email: steve.gliatta@arnoldporter.com

If to Borrower: BSR Midtown Current LLC
c/o Broad Street Realty, Inc.
7250 Woodmont Avenue, Suite 350
Bethesda, MD 20814
Attention: Alexander Topchy
Phone: (301) 828-1226
Email: atopchy@broadstreetrealty.com

with a copy to: Shulman Rogers, P.A.

12505 Park Potomac Avenue, 6th Floor

Potomac, MD 20854

Attention: Alexis H. Peters

Phone: (301) 255-0538

Email: apeters@shulmanrogers.com

with a copy to: CF Flyer PE Investor LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: David Moson

Email: dmoson@fortress.com

with a copy to: c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: General Counsel, Credit

Email: GC.credit@fortress.com

with a copy to: Kirkland & Ellis LLP

300 N LaSalle

Chicago, Illinois 60654

Attention: Rachel Brown

Email: Rachel.Brown@kirkland.com

A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or (c) in the case of overnight delivery, upon the first attempted delivery on a Business Day; or (d) in the case of e-mail, upon confirmation of delivery of such email.

6.2 Financial Reporting.

6.2.1 Bookkeeping. Borrower shall keep on a calendar year basis, in accordance with GAAP or tax accounting principles, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower. Lender shall have the right from time to time during normal business hours upon forty-eight (48) hours’ notice (except in the event of an emergency or during the continuance of an Event of Default) to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire. Borrower shall furnish Lender and its agents convenient facilities for the examination and audit of any such books and records. During the continuance of an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

6.2.2 Annual Reports. Borrower shall furnish to Lender (i) within one hundred twenty (120) days after the close of each fiscal year of Borrower and Guarantor, as the case may be, annual financial statements prepared and certified by an independent certified public accountant acceptable to Lender and containing balance sheets and statements of profit and loss for Borrower and the Property in such detail as Lender may request, and (ii) an annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property including cash flow projections for the upcoming one (1) year period and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year. In the event any of Borrower or any Guarantor receives or obtains any audited financial statements or Lender hereafter requires Borrower’s and/or Guarantors’ financial statements to be audited by independent certified public accountant reasonably acceptable to Lender, Borrower shall promptly upon receipt, deliver such audited financial statements to Lender.

6.2.3 Quarterly Reports. Borrower shall furnish to Lender within thirty (30) days after the end of each fiscal quarter (i) quarterly certified rent rolls signed and dated by Borrower, detailing the names of all Tenants of the Improvements, the portion of Improvements occupied by each Tenant, the base rent and any other charges payable under each Lease and the term of each Lease, including the expiration date, and any other information as is reasonably required by Lender, and (ii) a quarterly operating statement of the Property and year to date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Borrower in the form required by Lender, and if available, any quarterly operating statement prepared by an independent certified public accountant. In addition, Borrower shall provide to Lender within thirty (30) days of the end of each calendar quarter, (x) a leasing status report addressing those items more fully described on Schedule 6 and (y) a rent collections report in the form of the monthly rent collections tracker described on Schedule 7 hereto.

6.2.4 Other Reports.

(a) Borrower shall furnish to Lender, within twenty (20) days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower or Manager as may be reasonably requested by Lender or any applicable Rating Agency.

(b) Not later than three (3) Business Days following Borrower’s receipt of same, Borrower shall deliver to Lender a complete copy of any financial statement or report delivered to Borrower by or on behalf of the Condo Association.

(c) Borrower shall cause Fortress to deliver to Lender, within one hundred twenty (120) days after the close of each fiscal year of Guarantor, and if otherwise requested in writing by Lender, an AML letter substantially in the form delivered to Lender in connection with the closing of the Loan or otherwise on the standard form used by Fortress.

6.2.5 Annual Budget. Borrower shall prepare and submit (or shall cause Manager to prepare and submit) to Lender by November 30th of each year during the Term, for approval by Lender, which approval shall not be unreasonably withheld or delayed, a proposed pro forma budget for the Property for the succeeding calendar year (the “Annual Budget”, and each Annual

Budget approved by Lender is referred to herein as the “Approved Annual Budget”), and, promptly after preparation thereof, any revisions to such Annual Budget. The Annual Budget shall consist of (i) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including any Common Charges Insurance Premiums and any amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has been approved in writing by Lender, such operating expense budget shall be referred to herein as the “Approved Operating Budget”; the Approved Operating Budget in effect as of the date hereof is attached hereto as Schedule 11), and (ii) a Capital Expense budget (if applicable) showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses (and once such Annual Budget has been approved in writing by Lender, such Capital Expense budget shall be referred to herein as the “Approved Capital Expenses Budget”). Until such time that any Annual Budget has been approved in writing by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender (including increases for any non-discretionary expenses)).

6.2.6 Additional Operating Expenses.

(a) During a Cash Management Period, in the event that Borrower incurs or will incur any operating expense that is not in the Approved Annual Budget but is otherwise an Approved Operating Expense (each an “Additional Operating Expense”), then Borrower shall promptly (but in no event shall Borrower be required to do so more frequently than monthly) deliver to Lender a reasonably detailed explanation of such Additional Operating Expense(s) or, with respect to any such item that is subject to Lender’s approval, such proposed Additional Operating Expense. Any Additional Operating Expense submitted to Lender (and, if required, approved by Lender) in accordance with this Agreement, together with any Emergency Expenditures, is referred to herein as an “Approved Additional Operating Expense”. In no event shall management fees in excess of the Management Fee Cap be paid to Manager as part of the Approved Additional Operating Expense funds distributed to Borrower pursuant to Section 3.2(a)(vi) hereof unless expressly approved in writing by Lender in advance in its sole discretion.

(b) Any funds distributed to Borrower for the payment of Approved Additional Operating Expenses (including any distribution to Borrower pursuant to Section 3.2(a)(vi) hereof) shall be used by Borrower only to pay for Approved Additional Operating Expenses or reimburse Borrower for Approved Additional Operating Expenses, as applicable.

6.2.7 Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Article 6 within thirty (30) days after the date upon which such Required Record is due, Borrower shall pay to Lender, at Lender’s option and in its discretion (and without limiting any other rights or remedies of Lender hereunder), an amount equal to $1,000 for each Required Record that is not delivered; provided Lender has first given Borrower at least fifteen (15) days prior notice of such failure. In addition, thirty (30) days after Borrower’s failure to deliver any Required Records, Lender shall have the option (and without limiting any other rights or remedies of Lender hereunder), upon fifteen (15) days’ notice to Borrower to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.

7. INSURANCE; CASUALTY; AND CONDEMNATION

7.1 Insurance.

7.1.1 Coverage. Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause the Condo Association to obtain and maintain (in accordance with the terms of the Condominium Documents), the following policies of insurance:

(a) Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including but not limited to: fire, lightning, windstorm, vandalism, malicious mischief, and subject to clause (j) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices for this loan type, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Each such insurance policy shall (i) be in an amount equal to 100% full replacement cost of the Improvements without deduction for depreciation, (ii) have deductibles no greater than $25,000 or five percent (5%) for catastrophic perils such as wind/hail, Named Storm, and earthquake per occurrence, (iii) be paid annually in advance and (iv) be issued on a replacement cost basis containing either no coinsurance or an agreed amount endorsement waiving any coinsurance provision, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure. Lender shall be named Mortgagee and Lender’s Loss Payable under a Standard Mortgagee Clause, or equivalent.

(b) Intentionally Left Blank.

(c) Liability insurance with no exclusion for terrorism including (i) commercial general liability insurance; (ii) liquor liability insurance, if the Property is a hotel and liquor is sold anywhere on the premises; and (iii) excess liability/umbrella insurance. Such commercial general liability insurance shall provide minimum limits of $1,000,000 per occurrence and $2,000,000 in the aggregate (with a “per location” aggregate if other locations are covered under the same policy) for each policy year, with a maximum deductible or self-insured retention of $25,000; with at least $5,000,000 in excess liability/umbrella insurance for any and all covered claims. The policies described in this clause (c) shall include coverage for “Personal and Advertising Injury,” “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and the other Loan Documents), and “Products and Completed Operations.” All liability policies shall name Lender as Additional Insured on a primary and non-contributory basis for ongoing and completed operations (as applicable).

(d) Loss of rents or business income insurance (i) with Lender being named as “Lender Loss Payee”, (ii) in an amount equal to 100% of the estimated gross income (for loss of rents exposures) or the projected lost net profit, continuing expenses and necessary payroll (for business income exposures) for a period of at least twelve (12) months for the initial period of restoration, plus a six-month Extended Period of Indemnity which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or until the limit for such coverage as required above is exhausted, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance shall be increased each year at renewal during the Term, as and when the estimated or actual Rents or business income exposure increases.

(e) Equipment breakdown insurance, formerly known as boiler and machinery insurance, covering all pressure vessels, underground piping, mechanical and electrical equipment against physical damage, as well as any resulting physical damage to the building improvements, including all tenant improvements and betterments and loss of rents or business income that Borrower is required to insure pursuant to the lease, on a replacement cost basis and in an amount acceptable to Lender.

(f) Worker’s compensation coverage for any employees of Borrower, as required by any Legal Requirement.

(g) During any period of restoration, renovation or construction, and if such work is excluded under the property and/or general or excess/umbrella liability insurance policies, builder’s risk or course of construction insurance on a so called completed value basis in an amount equal to not less than 100% of the full replacement cost of the Property, and liability insurance coverage on terms consistent with the coverage requirements set forth in Section 7.1.1(a) and (c) above, in form and substance acceptable to Lender.

(h) Ordinance and law coverage covering the value of the undamaged portion, demolition and debris removal and the increased cost of construction in amounts satisfactory to Lender.

(i) Such other insurance (including but not limited to pollution legal liability insurance, earthquake insurance, mine subsidence insurance,, and windstorm insurance if windstorm insurance is excluded under the “all risk” or “special form” policy) as may from time to time be reasonably required by Lender in order to protect its interests.

(j) Notwithstanding anything in clauses (a) and (d) above to the contrary, Borrower shall be required to obtain and maintain coverage as part of its property insurance Policy against loss or damage by terrorist acts, both foreign and domestic, in an amount equal to 100% of the “Full Replacement Cost” of the Property plus loss of rents and/or business income insurance required in clause (d) above; provided that such coverage is available. There shall also be no exclusion for acts of terrorism under the general liability and excess liability/umbrella Policies. In the event that such coverage with respect to terrorist acts is not included as part of the policies required by clauses (a) and (d) above and/or the general liability and excess liability/umbrella Policies required by clause (c) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand-alone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Property under clause (a) above, the loss of rents and/or business interruption coverage under clause (d) and general liability and excess liability/umbrella coverage under clause (c) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

7.1.2 Policies. All policies of insurance (collectively, the “Policies”) required pursuant to Section 7.1.1 above shall (i) be issued by companies approved by Lender and authorized to do business in the State, and must have (x) a general policy rating of A.M. Best “A-” or better and a financial class of VIII or better by A.M. Best (so called “Cut-through” endorsements shall not be permitted) and (y) if there are any Securities issued with respect to this Loan which have been assigned a rating by a Rating Agency, a claims paying ability rating by such Rating Agency equal to or greater than the rating of the highest class of the Securities; (ii) name Lender and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard New York Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation in favor of Lender; (v) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under the Policies, (B) that Lender shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of the property Policies, and ten (10) days’ in the event of non-payment of premium, and Borrower or its management company as first named insured shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of liability Policies, and ten (10) days’ in the event of non-payment of premium, and (C) providing that Lender is permitted to make payments to effect the continuation of such policies upon notice of cancellation due to non-payment of premiums; (vi) in the event any insurance policy (except for workers’ compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (vii) be satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Lender pursuant to Section 3.1 hereof) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender. If Borrower does not furnish such evidence and receipts at least ten (10) days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Lender a certified copy of each Policy within ten (10) days after request by Lender. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like. Lender agrees that the Policies may be in the form of a blanket policy provided that (A) such blanket policy otherwise meets the requirements set forth in this Section 7.1, (B) Lender shall be satisfied by evidence required by Lender that the blanket policy provides the same protection as would a separate Policy insuring only the Property in accordance with the terms of this Agreement and (C) Borrower shall, upon written request of Lender, provide Lender with a complete schedule of locations and values for properties associated with such blanket policy (any such blanket policy that satisfies the foregoing conditions, an “Acceptable Blanket Policy”).

7.1.3 Condominium. If, at any time and from time to time during the Loan, the insurance policies that are required to be maintained by the Condo Association on the Common Elements do not fully comply with the requirements set forth in this Section 7.1 or are not otherwise acceptable to Lender in its sole discretion, then Borrower shall promptly notify Lender in writing and Borrower shall promptly, at its sole cost and expense, either procure and maintain or cause the Condo Association to procure and maintain either (x) “primary” insurance coverage in the event that the Condo Association does not provide the applicable insurance coverage required in this Section 7.1 or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in the event that the Condo Association does not have the sufficient insurance coverage required under Section 7.1, as shall be necessary to bring such insurance coverage into full compliance with all of the terms and conditions of this Section 7.1.

7.2 Casualty.

7.2.1 Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction, and exercise its rights under the Condominium Documents to cause the Condo Association to restore the common elements of the Condominium, as applicable.

7.2.2 Insurance Proceeds. Borrower assigns to Lender all Net Insurance Proceeds which Borrower is entitled to receive in connection with a casualty whether or not such insurance is required under this Agreement. In the event of any Casualty, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, (ii) the Restoration can be accomplished in full compliance with all Legal Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty, and (3) Lender shall be satisfied that the Restoration will be completed in accordance with any requirements under the Condominium Documents, and the Condominium Documents shall at all times during the Restoration and from and after the completion thereof remain in full force and effect, without default by Borrower thereunder, the Net Insurance Proceeds shall be applied to the Restoration in accordance with the terms of Section 7.4 hereof. Lender shall hold and disburse the Net Insurance Proceeds to the Restoration. Upon Borrower’s satisfaction and completion of the Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Net Insurance Proceeds then held by Lender to Borrower. In the event that the conditions for Restoration set forth in this Section 7.2.2 have not been met, Lender may, at its option, apply the Net Insurance Proceeds to the reduction of the Debt in such order as Lender may determine and Lender may declare the entire Debt immediately due and payable. After payment in full of the Debt, any remaining Net Insurance Proceeds shall be paid to Borrower.

7.3 Condemnation.

7.3.1 Notice; Restoration. Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2 Collection of Award.

(a) Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation.

(b) Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall disburse such Award in accordance with the terms hereof.

(c) Borrower assigns to Lender all Awards which Borrower is entitled to receive. In the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, and (iii) Lender shall be satisfied that the Restoration will be completed in accordance with any requirements under the Condominium Documents, and the Condominium Documents shall at all times during the Restoration and from and after the completion thereof remain in full force and effect, without default by Borrower thereunder, then Borrower shall commence and diligently pursue to completion the Restoration. Lender shall hold and disburse the Net Condemnation Proceeds to the Restoration.

(d) In the event the Net Condemnation Proceeds are to be used for the Restoration, Borrower shall comply with the requirements for Restoration as set forth in Section 7.4 hereof. Upon Borrower’s satisfaction and completion of the Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Net Condemnation Proceeds then held by Lender to Borrower.

(e) In the event that the conditions for Restoration set forth in this Section 7.3.2 have not been met, Lender may, at its option, apply the Net Condemnation Proceeds to the reduction of the Debt in such order as Lender may determine and Lender may declare the entire Debt immediately due and payable. After payment in full of the Debt, any remaining Net Condemnation Proceeds shall be paid to Borrower.

7.4 Application of Proceeds or Award.

7.4.1 Application to Restoration. If the Net Insurance Proceeds or Net Condemnation Proceeds are to be used for the Restoration pursuant to Section 7.3 hereof, then the Net Insurance Proceeds or Net Condemnation Proceeds, as the case may be, shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Net Insurance Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Net Insurance Proceeds or the Award made available pursuant to the terms hereof; and (y) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service and other reserve payments required hereunder, as reasonably determined by Lender.

7.4.2 Procedure for Application to Restoration.

(a) If Borrower is entitled to reimbursement out of the Net Insurance Proceeds or Net Condemnation Proceeds held by Lender in an amount less than $500,000 (the “Casualty Threshold”) and the cost of completing Restoration shall be less than the Casualty Threshold, the Net Insurance Proceeds or Net Condemnation Proceeds shall be disbursed by Lender to Borrower upon receipt, provided that Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence Restoration in accordance with the terms of this Agreement.

(b) If Borrower is entitled to reimbursement out of the Net Insurance Proceeds or Net Condemnation Proceeds held by Lender in an amount equal to or greater than the Casualty Threshold, such Net Insurance Proceeds or Net Condemnation Proceeds shall be disbursed from time to time upon Lender being furnished with (i) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Net Insurance Proceeds or Net Condemnation Proceeds that in Lender’s judgment are required to complete the proposed Restoration, (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve in Lender’s discretion, and (v) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work. Lender may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Net Insurance Proceeds or Net Condemnation Proceeds shall be disbursed prior to disbursement of such Net Insurance Proceeds or Net Condemnation Proceeds; and at all times, the undisbursed balance of such Net Insurance Proceeds or Net Condemnation Proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien.

7.5 Condominium Documents. Notwithstanding anything to the contrary contained in the foregoing Sections 7.2 through 7.4, to the extent the Condominium Documents require that all or any portion of any insurance proceeds or Awards be paid to the Board of Directors and that the Board of Directors hold or otherwise control such insurance proceeds or Awards and complete a Restoration, then the obligations of Borrower to deliver (or cause to be delivered) insurance proceeds or Awards to Lender and to complete such Restoration shall be deemed satisfied provided that: (i) Borrower exercises its rights as Unit Owner (through voting, appointment of members or the Board of Directors and any rights otherwise available to Borrower under the Condominium Documents) to cause the Board of Directors to comply with its obligations regarding the Restoration; (ii) Borrower applies any insurance proceeds or Awards otherwise received by Borrower in accordance with this Article 7 and completes the Restoration of any portions of the Property that the Board of Directors is not required to restore; and (iii) Borrower complies with any requirements applicable to Borrower as Unit Owner under the Condominium Documents in order to enable Lender to obtain all rights to which mortgagees of commercial units in the Condominium are entitled under the Condominium Documents with respect to the insurance proceeds and Awards and other matters described in this Article 7; provided, however, that if the Condominium Documents are hereafter terminated, the provisions of this Section 7.5 shall automatically cease to be of any force or effect.

8. DEFAULTS

8.1 Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a) The failure of Borrower to pay any installment of principal, interest or principal and interest, any required escrow deposit or any other sum required to be paid under any Loan Document, whether to Lender or otherwise; provided, however, Borrower shall have a five (5) day grace period following the date when due for all payments that are not due on a Payment Date;

(b) any of the Property Taxes are not paid when due (unless Lender is paying such Property Taxes pursuant to Section 3.1 hereof), subject to Borrower’s right to contest Property Taxes in accordance with Section 5.2 hereof;

(c) the Policies are not kept in full force and effect, or are not delivered to Lender within ten (10) days of Lender’s request;

(d) the occurrence of a Transfer or any Secondary Financing in violation of Sections 5.24 or 5.25(b) hereof;

(e) any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;

(f) Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing in a legal proceeding to generally not being able to pay its debts as they become due;

(g) a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor; or Borrower or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;

(h) Borrower breaches any covenant contained in Sections 5.12, 5.14, 5.19 or 5.23 hereof;

(i) except as expressly permitted hereunder, the actual alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior written consent of Lender;

(j) an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs;

(k) a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l) Guarantor breaches any of the financial covenants set forth in Section 6 of the Guaranty;

(m) a default beyond all applicable notice and cure periods occurs under any term, covenant or provision set forth in any REA, which default (i) permits a counterparty thereto to file a lien against the Property, (ii) permits a counterparty thereto to restrict Borrower’s access to any of the property that is subject to such REA and/or (iii) that might have a Material Adverse Effect;

(n) a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after notice to Borrower (and Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days; or

(o) Borrower shall fail to pay any charges, fees, assessments or other amounts, including without limitation, the Common Charges, after the expiration of any applicable notice and cure periods set forth in the Condominium Documents (provided, however, if adequate funds are available in the Common Charges Subaccount for such payment, the failure by Lender to allocate such funds to such payments shall not constitute an Event of Default), imposed upon Borrower under the Condominium Documents or by the Board of Directors or Condo Association, or any of the Condominium Documents shall be modified, changed, altered, amended, terminated or supplemented without Lender’s consent except as expressly permitted by this Agreement.

Notwithstanding anything to the contrary contained herein, a Guarantor Event of Default shall not constitute an Event of Default hereunder if, within ten (10) Business Days following such Guarantor Event of Default, an Approved Supplemental Guarantor delivers Supplemental Guaranties and satisfies the Supplemental Guaranty Conditions.

8.2 Remedies.

8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1 above) and at any time and from time to time thereafter during the continuance of an Event of Default, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, Prepayment Premium and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of Section 8.1 above, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Prepayment Premium and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2 Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3 Severance.

(a) During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of Principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding Principal, Lender may foreclose the Mortgage to recover so much of the Principal as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.

(b) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management System Accounts or any other collateral.

8.2.5 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

9. SPECIAL PROVISIONS

9.1 Sale of Mortgage. Subject to Section 9.4 below, Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization, and which may also include the issuance of collateralized debt obligations, collateralized loan obligations and collateralized mortgage obligations (the transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions. Lender may forward to each purchaser, transferee, assignee, servicer, participant, or investor in the Loan or in the Securities (collectively, “Loan Investors”) or any prospective Loan Investor or any Rating Agency rating the Securities, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable.

9.2 Cooperation. Subject to Section 9.4 below, Borrower shall cooperate with Lender, prospective Loan Investors, and the Rating Agencies in furnishing such information and providing such other assistance, reports and legal opinions as Lender may reasonably request in connection with any such transaction. In addition, Borrower acknowledges that Lender may release or disclose to prospective Loan Investors and the Rating Agencies originals or copies of the Loan

Documents, the Guaranty, if any, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, and the Guaranty, if any, with respect to the Loan, Borrower, any Guarantor or the Property. Borrower shall also furnish to prospective Loan Investors or the Rating Agencies all information reasonably requested by Lender or requested by any prospective Loan Investor or Rating Agency in connection with any sale, transfer or participation interest concerning (a) the Property, (b) the Leases, and (c) the financial condition of Borrower or any Guarantor.

9.3 Severance of Loan. Subject to Section 9.4 below, Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, Lender may (i) cause the Note and the Mortgage to be split into a first and second mortgage loan, (ii) create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components), (iv) otherwise sever the Loan into two (2) or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure) (provided that, while the existing Mezzanine Loan is outstanding, Lender shall not create an additional mezzanine loan), in each such case described in clauses (i) through (iv) above, in whatever proportion and whatever priority Lender determines, and (v) modify the Loan Documents with respect to the newly created Notes or components of the Note or Notes such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan. Notwithstanding the foregoing, no such amendment described above shall (i) modify or amend any material economic term of the Loan, or (ii) materially increase the obligations, or decrease the rights, of Borrower under the Loan Documents; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification (provided, however, that it is agreed that partial prepayments of principal, (i) resulting from a Casualty/Condemnation Prepayment or (ii) made during the continuance of an Event of Default, may cause the weighted average Interest Rate to change over time due to the non-pro rata allocation of such prepayments between any such separate notes, participations or counterparts). If requested by Lender, Borrower (and Borrower’s constituent members, if applicable, and Guarantor) shall execute within five (5) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.

9.4 Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrower shall not be required to incur any material costs or expenses in the performance of its obligations under this Article 9, other than expenses of Borrower’s counsel, accountants and consultants.

10. MISCELLANEOUS

10.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. The provisions of this Section 10.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases and rents pursuant to the terms of the Mortgage; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(a) fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by or on behalf of Borrower, Guarantor, any Affiliate of Borrower or Guarantor, or any of their respective agents or representatives acting at the express direction of or with the express knowledge of senior executive personnel of Borrower or Guarantor in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(b) the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by or on behalf of Borrower, Sole Member or Guarantor or any of their respective agents or representatives in connection therewith;

(c) intentional physical waste of the Property or any portion thereof (including the abandonment of the Property), or after an Event of Default the removal or disposal of any portion of the Property;

(d) the failure to pay Common Charges provided Borrower shall not be liable (i) to the extent funds to pay such amounts are available in the Common Charges Subaccount and Lender failed to pay same in violation of this Agreement or (ii) if Gross Income from Operations are insufficient to pay same;

(e) the failure to pay Common Charges Insurance Premiums provided Borrower shall not be liable (i) to the extent funds to pay such amounts are available in the Tax and Insurance Subaccount and Lender failed to pay same in violation of this Agreement or (ii) if Gross Income from Operations are insufficient to pay same;

(f) misappropriation or conversion by Borrower of any Net Insurance Proceeds paid by reason of any Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to the Property (except to the extent that Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);

(g) misappropriation or conversion by or on behalf of Borrower (including failure to turn over to Lender on demand following an Event of Default) of any gross revenues (including Rents, advance deposits, any other deposits, rents collected in advance, and funds held by Borrower for the benefit of another party);

(h) the failure to pay Property Taxes, provided Borrower shall not be liable (i) to the extent funds to pay such amounts are available in the Tax and Insurance Subaccount, Lender is otherwise obligated to (and has the right to) make such payments, and Lender failed to pay same, or (ii) if Gross Income from Operations are insufficient to pay same;

(i) subject to Borrower’s right to contest in accordance with the Loan Documents, the failure to pay charges for labor or materials or other charges incurred by Borrower that can create Liens on any portion of the Property (provided, there shall be no liability under this clause (i) to the extent caused by (x) a failure to pay charges for labor or materials or other charges due to insufficient Gross Income from Operations having been generated from the Property or (y) if reserve funds held by Lender and specifically allocated for such amount have not been made available to Borrower by Lender to pay such outstanding amounts in violation of this Agreement);

(j) any security deposits (including letters of credit), advance deposits or any other deposits collected by or on behalf of Borrower with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents;

(k) the failure to obtain and maintain the fully paid for Policies in accordance with Section 7.1.1 hereof, provided Borrower shall not be liable (i) to the extent funds to pay such amounts are available in the Tax and Insurance Subaccount and Lender failed to pay same in violation of this Agreement or (ii) if Gross Income from Operations are insufficient to pay same;

(l) any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies under the Guaranty;

(m) other than as covered by clause (i) of the definition of “Springing Recourse Event” below, an Event of Default described in Section 8.1(d) shall have occurred;

(n) other than as covered by clause (ii) of the definition of “Springing Recourse Event” below, a breach of the representation set forth in Section 4.1(b) hereof or a breach in the covenants set forth in Section 5.12 hereof;

(o) if Guarantor, Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan (other than good faith defenses or compulsory counterclaims); and/or

(p) any amendment, cancellation, termination or other modification of (or waiver by Borrower of any material term under) the Condominium Documents without Lender’s prior written consent as required by the Mortgage or this Agreement.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”):

(i) an Event of Default described in Section 8.1(d) hereof shall have occurred as a result of (i) a Transfer resulting in a change of Control of Borrower or Sole Member, (ii) a Transfer of the fee interest in the Property, or (iii) a Transfer that is a lease of all or substantially all of the Property or the Improvements;

(ii) a breach of the representation set forth in Section 4.1(b) hereof or a breach in the covenants set forth in Section 5.12 hereof, and in each case, that it is cited as a material factor (or words of similar import) by a court of competent jurisdiction in the substantive consolidation of the assets of Borrower and the assets of another Person;

(iii) Borrower files a voluntary petition under the Bankruptcy Code or files a petition for bankruptcy, reorganization or similar proceeding pursuant to any other Federal or state bankruptcy, insolvency or similar law;

(iv) Borrower is substantively consolidated with any other Person or Mezzanine Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by Borrower, Mezzanine Borrower or Guarantor and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation;

(v) the filing of an involuntary petition against Borrower under the Bankruptcy Code or an involuntary petition for bankruptcy, reorganization or similar proceeding pursuant to any other Federal or state bankruptcy, insolvency or similar law by any other Person in which (x) Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower colludes with or otherwise assists such Person, and/or (y) Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower by any Person;

(vi) Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(vii) Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, liquidator, trustee or examiner for Borrower or any portion of the Property except if such action is initiated by Lender; and/or

(viii) Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

10.2 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than Key Bank Real Estate Capital (“Broker”) whose fees shall be paid by Borrower pursuant to a separate agreement. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

10.3 Retention of Servicer. Lender reserves the right to retain Servicer to act as its agent hereunder with such powers as are specifically delegated to Servicer by Lender, whether pursuant to the terms of this Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Borrower shall pay any reasonable fees and expenses of Servicer (i) in connection with a release of the Property (or any portion thereof), (ii) from and after a transfer of the Loan to any “master servicer” or “special servicer” for any reason, including as a result of a decline in the occupancy level of the Property, (iii) in connection with an assumption or modification of the Loan, (iv) in connection with the enforcement of the Loan Documents or (v) in connection with any other action or approval taken by Servicer hereunder on behalf of Lender (which shall not include ongoing regular servicing fees relating to the day-to-day servicing of the Loan, for which Borrower shall not be charged).

10.4 Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All of Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

10.5 Lender’s Discretion.

(a) Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive. Additionally, whenever in this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender in Lender’s reasonable discretion, or Lender agrees to not withhold, condition or delay its consent, the decision of Lender to approve or disapprove, to consent, condition, delay or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender while an Event of Default is continuing unless otherwise specifically herein provided.

(b) Prior to a Securitization, if Lender does not have a separate and independent approval right with respect to the matter in question, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Lender.

10.6 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH

STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER HEREBY DESIGNATES AND APPOINTS:

COGENCY GLOBAL INC.

122 EAST 42ND STREET, 18TH FLOOR

NEW YORK, NEW YORK 10168

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREE THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO INSTITUTE ANY LEGAL SUIT, ACTION OR PROCEEDING FOR THE ENFORCEMENT OR FORECLOSURE OF ANY LIEN ON ANY SECURED COLLATERAL FOR THE LOAN IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION(S) THAT LENDER MAY ELECT IN ITS SOLE AND ABSOLUTE DISCRETION, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

10.7 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

10.8 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

10.9 Headings/Schedules. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules attached hereto are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

10.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.11 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

10.12 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

10.13 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages in respect of such claim, and Borrower’s sole remedy with respect to such claim shall be to commence an action seeking injunctive relief or declaratory judgment (in addition to other defenses to the extent expressly permitted hereunder) unless Lender’s actions are arbitrary and capricious (as finally determined by a court of competent jurisdiction). Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment (in addition to other defenses to the extent expressly permitted hereunder). Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower’s behalf in accordance with the rights granted to Lender in the Loan Documents, except to the extent of any Person’s gross negligence or willful misconduct. Additionally, and without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

10.14 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

10.15 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

10.16 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender or any of Lender’s Affiliates, a loan purchaser, Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrower’s approval; provided, however, all news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to Fortress shall be subject to the prior written approval of Borrower. Notwithstanding the foregoing, public filings that Guarantor is required by applicable law to file shall not be considered to violate this Section 10.16 or require the consent of Lender.

10.17 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.17 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

10.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation, drafting, execution and delivery of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

10.19 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created under the Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

10.20 Prepayment Premium. Borrower acknowledges and agrees that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of Principal become due and owing to Lender on or prior to the Permitted Prepayment Date (including any payments due under the Guaranty, to the extent applicable), for any reason whatsoever, whether voluntary or involuntary, including as a result of any acceleration of the Loan pursuant to the terms of this Agreement, by operation of law or otherwise or after an Event of Default, Lender will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lender to make the Loan, Borrower agrees that, except as expressly provided in Section 2.3.2 or Article 7 hereof, during the continuance of an Event of Default and/or at any time from and after the acceleration of the Debt by the terms of this Agreement, operation of law or otherwise, any payments of Principal and accrued interest and other sums due under the Loan Documents, shall include the Prepayment Premium applicable to such Principal; provided, however, that the foregoing shall not be deemed to imply that the Loan may be voluntarily prepaid in any manner or under any circumstance other than as expressly set forth in this Agreement. Such Prepayment Premium shall be required together with such repayment of Principal whether payment is made by Borrower, by Guarantor (if applicable pursuant to the terms of the Guaranty) or by any other Person on behalf of Borrower or Guarantor, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay a Prepayment Premium (if required); and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Prepayment Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.

10.21 Assignments and Participations.

(a) In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

(b) If Lender sells a participation interest in the Loan, Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Lender or its designee, acting for this purpose solely as a non-fiduciary agent of Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.22 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection, or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

10.23 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

10.24 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.25 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Documents executed, scanned (in .PDF or similar reprographic format), and/or executed electronically using electronic signature software in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law (collectively, the “E-Signature Laws”) (each a method of “Electronic Execution”) and transmitted electronically shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such Electronic Execution having the same legal and binding effect as original signatures. Any document accepted, executed or agreed to in conformity with such E-Signature Laws will be binding on all parties as if the same were physically executed. Therefore, the Parties (a) consent to the Electronic Execution of this Agreement and the use of electronic signatures, (b) intend to be bound by the signatures on any document delivered via Electronic Execution, (c) are aware that the other party will rely on such Electronic Execution and (d) waive any defenses to the enforcement of the terms of this Agreement based on an Electronic Execution of this Agreement.

10.26 Negation of Implied Right to Cure Events of Default. Notwithstanding anything contained in this Agreement or any of the other Loan Documents providing that certain rights, remedies or privileges are only available to Lender during the “continuance” of an Event of Default (or words of similar import), Borrower expressly acknowledges and agrees that it does not have the right to cure an Event of Default once the same has occurred under this Agreement or any other Loan Document and Lender has delivered Borrower written notice of such Event of Default, in each case without the consent of Lender, which consent may be withheld, delayed or denied by Lender in its sole and absolute discretion.

10.27 Other Business Activities. Borrower acknowledges that (a) Lender is an Affiliate of The Blackstone Group L.P., each of which have interests in a variety of investment vehicles and portfolio companies, some of whom may have business relationships with Borrower or its Affiliates, (b) none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its Affiliates, investment vehicles or portfolio companies who are not parties to this Agreement (collectively, the “Other Entities”), and (c) the business activities of the Other Entities shall not affect Borrower’s obligations and liabilities hereunder.

10.28 Certain Payments From Mezzanine Lender. Lender has advised Borrower that, pursuant to the Intercreditor Agreement, Mezzanine Lender may be required in certain circumstances to turn over to Lender certain payments received by Mezzanine Lender from Mezzanine Borrower or from Guarantor. If Mezzanine Lender turns over any such payments to Lender, then, (a) upon notice to Borrower of any such turn over and the amount thereof, the amount of such payments shall be deemed to have been contributed as a capital contribution from Mezzanine Borrower to Borrower and then paid by Borrower to Lender on account of the Loan, and (b) Lender shall apply such amount as an optional prepayment in accordance with the Section 2.3.3 hereof.

10.29 Lead Lender. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, if at any time there are multiple Lenders hereunder, such Lenders shall deliver a written notice to Borrower designating one lender as the “Lead Lender” (such Lender, at all times thereafter and until resignation or replacement of such Lender by written notice to Borrower, the “Lead Lender”). As of the date hereof, the initial Lead Lender is American General Life Insurance Company, and such initial Lead Lender (or one of its Affiliates) shall continue to be the “Lead Lender” hereunder; provided that the foregoing restriction shall not apply after the earlier to occur of (a) such initial Lead Lender (or one of its Affiliates) no longer holding any portion of the Loan, and (b) the occurrence of any Event of Default. Each Lender hereby appoints Lead Lender to serve as non-fiduciary administrative agent and collateral agent for all Lenders and hereby agrees that Lead Lender shall be the sole party authorized to grant or withhold consents or approvals hereunder on behalf of the Lenders (subject, in each case, to appointment of a servicer to receive such notices, requests and other communications and/or to grant or withhold consents or approvals, as the case may be). No Lender shall have any liabilities or responsibilities to Borrower on account of the failure of any other Lender to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document. Borrower hereby acknowledges and agrees that any one or more co-lender agreements may at any time be entered into between the Lenders (each, a “Co-Lender Agreement”) pursuant to which, among other things, Lenders shall agree upon rights of Lenders as among themselves and the manner in which Lead Lender shall administer the Loan. Any Co-Lender Agreement will be solely for the benefit of the Lenders, and neither Borrower nor Guarantor nor any other Person shall be a third party beneficiary of any of the provisions therein, or have any rights thereunder or be entitled to rely on any of the provisions contained therein. None of Borrower or Guarantor or any Affiliate of Borrower or Guarantor shall have the right to acquire a portion of the Loan or any mezzanine loan created pursuant to Section 9.3 hereof, and, in furtherance thereof, any Co-Lender Agreement, intercreditor agreement, or other agreement by and among Lenders and/or holders of the Loan and/or any mezzanine loan may restrict such Person’s rights with respect to the Loan and/or any mezzanine loan (including restricting their decision-making and voting rights). No Lender shall have any obligation to disclose to Borrower or Guarantor or any of their respective Affiliates the contents of any Co-Lender Agreement. Borrower and Guarantors obligations under the Loan

Documents are and will be independent of any Co-Lender Agreement and shall remain unmodified by the provisions thereof (although Borrower acknowledges that with respect to certain approvals, calculations and other decisions hereunder, any Co-Lender Agreement may require Lead Lender to consult with or receive the approval of one or more Lenders prior to providing its own approval or determination regarding the same).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BSR MIDTOWN CURRENT LLC,
a Delaware limited liability company

By:	/s/ Michael Z. Jacoby
	Name:	Michael Z. Jacoby
	Title:	Chief Executive Officer

[signatures continue on following page]

[Signature Page to Loan Agreement (Midtown Row)]

LENDER:

AMERICAN GENERAL LIFE INSURANCE
COMPANY

Pursuant to powers of attorney now and hereafter
granted to BLACKSTONE REAL ESTATE
SPECAL SITUATIONS ADVISORS L.L.C.:

By:	Blackstone Real Estate Special Situations
Advisors L.L.C.

	By:	/s/ Kevin Pivnick
		Name:	Kevin Pivnick
		Title:	Authorized Signatory

THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY

Pursuant to powers of attorney now and hereafter
granted to BLACKSTONE REAL ESTATE
SPECAL SITUIATIONS ADVISORS L.L.C.:

By:	Blackstone Real Estate Special Situations
Advisors L.L.C.

	By:	/s/ Kevin Pivnick
		Name:	Kevin Pivnick
		Title:	Authorized Signatory

[Signature Page to Loan Agreement (Midtown Row)]